UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

MESA LABORATORIES, INC.

(Name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

TO THE SHAREHOLDERS OF MESA LABORATORIES, INC.:

The 2024 Annual Meeting of Shareholders (the “Annual Meeting”) of Mesa Laboratories, Inc. (“we,” “our,” the “Company,” or “Mesa”) will be held on Friday, August 30, 2024, at 9:00 a.m. Mountain Time at our corporate headquarters at 12100 West Sixth Avenue, Lakewood, Colorado 80228.

As a shareholder of Mesa Laboratories, Inc. common stock at the close of business on July 9, 2024 (the “Record Date”), you are invited to participate in the Annual Meeting and any postponements or adjournments thereof. You are entitled and requested to vote on the proposals described in the accompanying proxy statement.

Items of Business Include:

1. The election of the seven director nominees identified in the proxy statement for a term of one year (Proposal 1);

2. The ratification of the selection by our Audit Committee of RSM US LLP to serve as our independent registered public accounting firm for the fiscal year ending March 31, 2025 (Proposal 2);

3. An advisory vote on executive compensation (Proposal 3); and

4. The transaction of such other business as may be properly brought before the Annual Meeting or any adjournment or postponement thereof.

Who Can Vote

Only shareholders of record of Mesa common stock as of the Record Date will be entitled to notice of and to vote at the Annual Meeting and any postponements or adjournments thereof. At the close of business on the Record Date, there were 5,409,163 shares of common stock outstanding. Each share of common stock entitles the shareholder of record to cast one vote on each proposal submitted for voting at the Annual Meeting. It is important that your shares be represented and voted at the Annual Meeting. Whether or not you plan to attend the Annual Meeting in person, please complete and return the enclosed proxy card in the envelope provided or vote by internet or telephone pursuant to instructions provided with the proxy card.

How to Vote

Please vote your shares by signing and returning your proxy card using telephone or internet voting. This will ensure that your shares will be voted whether or not you attend the Annual Meeting. If you are a shareholder of record, you may attend the Annual Meeting and vote in person even if you have previously granted a proxy.

Availability of Materials

We have elected to provide access to our proxy materials over the internet under the Securities and Exchange Commission’s (“SEC”) “notice and access” rules, which we believe results in lower costs and a positive environmental impact due to reduced quantities of materials that will be printed and mailed to shareholders. Our 2024 proxy statement (the “Proxy Statement”), including the enclosed proxy card, and our Annual Report on Form 10-K (the “2024 Annual Report”) for the fiscal year ended March 31, 2024 (“fiscal year 2024”) are available to view at www.edocumentview.com/MLAB or www.mesalabs.com.

We intend to mail a notice regarding the internet availability of proxy materials (the “Notice of Internet Availability”) as applicable, to our shareholders on or about July 19, 2024.

As a shareholder of the Company as of the Record Date, you are invited to participate in the Annual Meeting, and are entitled and requested to vote on the proposals described in this Proxy Statement. The Notice of Internet Availability instructs you on how to submit your proxy or voting instructions form through the Internet. If you would like to receive a paper copy of our proxy materials, the Notice of Internet Availability instructs you on how to request a paper copy of our proxy materials, including a proxy card or voting instruction form that provides instructions on how to submit your proxy or voting instructions by mail or telephone.

By Order of the Board of Directors,

/s/ Gary M. Owens

July 19, 2024
Gary M. Owens
Chief Executive Officer

i

To Our Fellow Shareholders,

On behalf of the Mesa Laboratories, Inc. Board of Directors, in my role as Chairperson of the Board, I am pleased to update you on some of our accomplishments over the past year.

The Board of Directors and management have continued to partner in fiscal year 2024 in the spirit of sustainably improving our business, our governance, and our value creation. The initiatives that we have undertaken in the past year demonstrate our commitment to improve our governance practices and align them with the best interests of our shareholders and stakeholders. One of the key areas that we focused on was continued enhancement of our executive compensation program so that executive pay further reflects our performance, strategy, and values. We made several changes to our program, including:

•  Designing the fiscal year 2025 performance share unit plan to include a three-year performance period based on shareholder feedback.

•  Establishing a clawback policy that allows us to recover incentive compensation from our executive officers in the event of a material restatement of our financial statements.

•  Disclosing our insider trading policies and procedures, which prohibit our directors, officers, and employees from engaging in hedging, pledging, or short-selling of our stock, or trading in any derivative securities related to our stock.

•  Adding a relative total shareholder return component to our long-term performance-based equity awards, which links a portion of our executive officers' compensation to the relative performance of our stock price against an index group of companies over a three-year period.

We believe these changes strengthen the alignment between our executive compensation and our long-term value creation, as well as enhance the transparency and accountability of our program. Another area that we focused on in fiscal year 2024 is the use of different performance metrics in our long-term and short-term incentive plans. We believe that this will help us balance our short-term operational goals with our long-term strategic vision, and incentivize our executive officers to pursue sustainable growth and innovation.

We also improved our governance through board refreshment as we appointed Mark Capone, a former CEO of a leading precision medicine company to our Board. Mark's expertise in this area will be instrumental in helping refine the strategy and opportunities in our Clinical Genomics business.

Finally, we continued to provide board oversight of management's environmental, social, and governance (ESG) program. Some of the highlights of our ESG program include:

•  Publishing an updated ESG brochure that fully explains our program and reports on our continuous improvement efforts.

•  Supporting our employees' health, safety, and well-being such as providing wellness programs, flexible work arrangements, and training and development opportunities.

•  Measuring and disclosing our Scope I and Scope II greenhouse gas emissions so that we can monitor energy consumption and validate the environmental impacts of our operational initiatives and energy conservation efforts.

•  Contributing to our communities and society through various initiatives, such as donating to charitable causes, volunteering for local organizations, and sponsoring educational programs.

We believe that these ESG initiatives not only benefit our shareholders and stakeholders, but also enhance our reputation, brand, and competitive advantage in the market.

We are proud of our achievements in the past year, and we look forward to building on our momentum and delivering long-term value to you.

Thank you for your continued support of Mesa.

Sincerely,

/s/ John Sullivan

Dr. John Sullivan, Ph.D.

Chairperson of the Board of Directors

Mesa's Commitment to Sustainably Improve

In the spirit of sustainable improvement, the Board oversaw several positive changes to governance in fiscal year 2024:

✔ Three-year performance period for PSUs

✔ Establishing a compliant clawback policy and disclosing insider trading policies

✔ Adding a total shareholder return component to executive compensation

✔ Establishing different performance metrics for long-term versus short-term incentives

✔ Continuing Board oversight of Management's ESG programs

ii

proxy statement summary

This summary highlights information contained in this Proxy Statement. It is only a summary and does not contain all the information you should consider. Please read the entire Proxy Statement carefully before voting.

ABOUT MEsa Laboratories, Inc.

Mesa Laboratories, Inc. is a multinational leader in the design and manufacture of life sciences tools and critical quality control solutions for regulated applications in the pharmaceutical, healthcare, and medical device industries. We offer products and services to help our customers ensure product integrity, increase patient and worker safety, and improve the quality of life throughout the world. We have manufacturing operations in the United States and Europe, and our products are marketed by our sales personnel in North America, Europe, and Asia Pacific, and by independent distributors in these areas as well as throughout the rest of the world. We prefer markets in which we can establish a strong presence and achieve high gross profit margins.

Our products serve a variety of markets and applications across several regulated markets:

We operate using the four pillars that make up the Mesa Way, which is our customer-centric, lean-based system for continuously improving and operating the manufacturing and administrative aspects of our high-margin, niche businesses. The Mesa Way is focused on: Measuring What Matters using our customers' perspective and setting high standards for performance; Empowering Teams to improve operationally and exceed customer expectations; Sustainably Improving using lean-based tools designed to help us identify and prioritize the biggest opportunities; and Always Learning so that performance continuously improves.

Annual General Agenda & Voting Recommendations

Proposal	Unanimous Board Vote Recommendation	Page Reference
1. Election of seven director nominees named in this Proxy Statement for a term of one year	FOR	10
2. Ratification of the selection by our Audit Committee of RSM US LLP to serve as our independent registered public accounting firm for the fiscal year ending March 31, 2025	FOR	24
3. Advisory vote on executive compensation	FOR	29

Overview of Director Nominees

Each of the seven nominees to our Board of Directors has extensive leadership and business experience and relevant expertise. All of our director nominees currently serve as directors of Mesa. For more information about our Board nominees, please see “Proposal 1 - Election of Directors.”

(1) Age presented is as of the date of the Annual Meeting.

(2) As permitted by Nasdaq Rule 5605, the Board has reduced the size of the Nominating and Governance Committee to two members. We plan to expand the Nominating and Governance Committee to three members by appointing Shiraz Ladiwala to the committee during fiscal year 2025.

Further information about our Board is presented below:

Director's Name and Principal Occupation	Independent(1)
John J. Sullivan, Chairperson Retired President and CEO, Mesa Laboratories, Inc.	X
Gary M. Owens President and Chief Executive Officer, Mesa Laboratories, Inc.
Shannon M. Hall Co-Founder and Chief Executive Officer, Pow.Bio	X
Jennifer S. Alltoft SVP - Business Development and Commercialization, Sumitovant Biopharma, Ltd.	X
Shiraz S. Ladiwala, Lead Independent Director Retired SVP - Strategy and Corporate Development, Thermo Fisher Scientific	X
R. Tony Tripeny Retired Chief Financial Officer, Corning Incorporated	X
Mark C. Capone Retired Chief Executive Officer, Myriad Genetics	X

(1) Independence is evaluated under Nasdaq rule 5605

The Board recognizes the need for refreshment to bring new perspectives and believes that we have a healthy mix of new and more seasoned directors, with four of the seven members joining the Board within the last five years.

We believe we have the right Board to continue executing Mesa's strategy, which includes growing both organically and through further acquisitions. It is paramount to the Nominating and Governance Committee and the full Board that Mesa has a Board composed of directors who bring diverse viewpoints and perspectives, exhibit a variety of skills, and have appropriate professional experience, all of which enable them to effectively represent the long-term interests of our shareholders. The Board undergoes a formalized annual self-assessment and review to ensure that it has a balanced mix of skills and attributes to best oversee its business. In addition, each of the committees of the Board evaluate its performance and effectiveness on an ongoing basis. Results of the committee assessments are discussed at Board meetings, and improvements identified are actioned.

Governance Highlights

Strong corporate governance contributes to long-term shareholder value. We regularly adjust our practices so that they are in line with industry standards and allow for the efficient operation of our niche business.

New in Fiscal Year 2024

As part of its commitment to enhancing corporate governance practices, the Board took notable governance actions since the 2023 annual meeting of shareholders:

✔ Conducted robust shareholder outreach with investors

✔ Adopted a clawback policy for our named executive officers ("NEOs")
✔ Maintained Shiraz Ladiwala as Lead Independent Director

✔ Added a relative total shareholder return ("TSR") modifier to performance stock units

✔ Differentiated performance metrics when assessing short-term and long-term performance
✔ Disclosed Scope 1 and Scope 2 gas emissions in our ESG brochure

The following represent key elements of our corporate governance programs:

Board Composition	- We maintained a Lead Independent Director for fiscal year 2024 - 43% of our director nominees are diverse in terms of gender and/or ethnicity - All Committee members are independent
Board Refreshment	- Board refreshment is a key area of focus as shown by the 2024 addition of Mr. Capone, a former CEO of a leading precision medicine company
Board Governance Practices

- We conduct annual Board and committee evaluations as well as director self-assessments
- All directors and officers are subject to our Code of Business Conduct and Ethics
- All directors attended 100%* of Board and committee meetings held during fiscal year 2024
- The Chairperson and CEO roles are held by separate individuals

- Executive sessions of independent directors are held at each Board meeting

Shareholder Rights

- All directors are elected annually by Shareholders
- Shareholders have the right to call special meetings
- Shareholders are entitled to fill vacancies on our Board
- Shareholders may propose amendments to Articles of Incorporation

Risk Oversight

- Our full Board has responsibility for risk oversight at the Company and receives an annual enterprise-wide risk assessment to help inform management’s decision making

- Our full Board has oversight of our ESG program and is updated at least twice per year by management

- Our Audit Committee has oversight of cyber security risk and receives quarterly updates from the Company’s information technology department to understand our risk profile and strategy in this area

Compensation Practices/Policies

-  We have stock ownership guidelines that apply to all directors and NEOs

-  We have a “clawback” policy that covers performance-based equity awards and cash bonus payments made to our senior executive officers
-  Our executive compensation program links pay with corporate and individual performance and relative total shareholder return

-  Our short-term and long-term incentive targets are different
-  A significant portion of target compensation is at risk through short-term and long-term incentive awards
-  We have anti-hedging, anti-pledging, and anti-short sale policies

*Mr. Capone joined our Board in January 2024 and attended all Board and committee meetings subsequent to his appointment.

Executive Compensation Highlights

Mesa strives to provide compensation that will attract and retain high-performing talent in our industry, motivate the Company’s executive officers to create long-term shareholder value through organic and acquisitive growth, and provide appropriate monetary compensation for the significant effort involved in leadership positions at a public company. The Company believes that the compensation of its executive officers should be aligned with the interests of Mesa's shareholders and should focus our executive officers on achieving both near-term corporate goals and long-term strategic objectives. Please review our Compensation Discussion and Analysis beginning on page 30 of this Proxy Statement for a complete description of our executive compensation program.

Below are highlights of our executive compensation program:

What We Do		What We Don't Do
✔	Long-Term Incentives: We incorporate a 3-year performance period into our PSU plan beginning in fiscal year 2025.	X	Guaranteed Bonuses: We do not provide guaranteed bonuses to our executive officers.
✔

Pay for Performance: We emphasize performance-based compensation that aligns the interests of our executives with those of our shareholders through the use of both short-term cash incentive compensation, which pays based on achievement of both company and individual performance factors, and longer-term equity awards subject to time and performance-based vesting.

		X	Hedge or Pledge: We do not allow employees to engage in hedging or pledging of our securities.
✔	Benefits: We offer a competitive benefits program with benefits offered to our executives on par with those offered to all our employees.	X	Excess Perquisites: We do not provide substantial perquisites to our employees, including our executive officers.
✔

Benchmark: We maintain an industry-specific peer group for annual benchmarking of executive compensation which serves as one key factor, among others, in determining appropriate compensation for our Named Executive Officers ("NEOs").

		X	Gross up Payments: We do not provide tax gross-up payments to our executive officers, including no excise-tax gross ups upon a change in control.
✔	Consult: We engage an independent compensation consultant to advise on executive compensation program design and related compensation matters.	X	Executive Retirement Benefits: We do not provide supplemental executive retirement plans, nonqualified defined contribution or deferred compensation plans to our executive officers.
✔	Executive Share Ownership: We maintain stock ownership guidelines for our NEOs.	X	Share Re-Pricing: We do not re-price stock options without shareholder approval.
✔	Clawback Policy: We have a “clawback” policy that covers performance-based equity awards and cash bonus payments made to our senior executive officers.

Fiscal Year 2024 Performance-Based Compensation Structure

The graphs below reflect the allocation of base salary, target short-term cash incentive compensation (bonus), and target long-term equity compensation (reflected at grant date fair value) for the Company's Chief Executive Officer, and for our other NEOs.

*NEO Compensation Mix consists of the average compensation for our Chief Financial Officer and our Senior Vice President of Operations and Continuous Improvement.

Fiscal Year 2024 Performance Snapshot

Fiscal year 2024 proved to be a challenging year for Mesa and for the biopharmaceutical industry as a whole as we adjust to a post-pandemic environment and increasing regulations in our industry. Conservative capital spending and project delays by our customers impacted our Biopharmaceutical Development and Clinical Genomics businesses negatively. In addition, a high inflationary environment resulted in significant contraction in funding for some of our existing and potential customers, particularly startups, and regionally, the industry was affected by economic deterioration in China, both of which resulted in headwinds for Mesa. During the fourth quarter of our fiscal year 2024, our commercial product leads started to improve, and by year end, we were encouraged to see some positive signs of recovery in the biopharmaceutical space.

While we encountered headwinds both within our business and in the broader macroeconomic environment, we are proud of our effort in overcoming obstacles and the lessons we learned in delivering a resilient financial performance in fiscal year 2024, and in making progress toward our strategic objectives. Our strategy remains consistent: continue growing our business both organically and through acquisitions, improve our operating efficiency, and continue to hire, develop, and retain top talent. As a business, we commit to our purpose of Protecting the Vulnerable® every day by taking a customer-focused approach to developing, building, and delivering our products.

Business and Financial Summary

Our record of delivering strong financial performance reflects our commitment to creating long-term shareholder value.

Note: The non-GAAP measure of adjusted operating income is defined to exclude the non-cash impact of amortization of intangible assets acquired in a business combination, depreciation of long-lived assets, stock-based compensation and impairment of goodwill and other assets. We adjusted this non-GAAP measure to exclude depreciation in fiscal year 2024; prior year amounts presented have been adjusted accordingly to conform with the current presentation. See Appendix A hereto for a reconciliation of adjusted operating income to operating income as calculated in accordance with GAAP.

In addition to our financial performance, during fiscal year 2024, we completed the following key corporate initiatives:

●	completed the acquisition of GKE GmbH, SAL GmbH, and GKE China ("GKE Acquisition:);
●	implemented a Pan-Asia Mesa Strategy to support the vision of all Mesa business segments in Asia;
●	conducted 40 lean events during fiscal year 2024 that were intended to improve efficiency in our operations;
●	identified a consistent measure of Employee Engagement;
●	reduced inventory (excluding the impact of GKE) by 19.4% versus fiscal year 2023 via our improved procurement processes and the normalization of supply chain delivery times;
●	quantified and disclosed Scope 1 and Scope 2 gas emissions; and
●	increased the transparency of our human capital management disclosures.

Shareholder Engagement

Our Board and management value the perspectives of our shareholders and we are committed to engagement with our shareholders. We maintain an ongoing dialogue with our shareholders around our business and growth strategy, financial performance, and other proxy matters using our formal investor outreach program. We conduct a consistent, proactive outreach effort with shareholders at both one-on-one meetings and conferences. We ask our shareholders for their feedback to ensure that we have firsthand knowledge of their perspectives and any concerns related to our current practices. Additionally, our Lead Independent Director is available for consultation at the request of shareholders.

We extended invitations to shareholders owning approximately 75% of our outstanding shares in fiscal year 2024. Ultimately, we held meetings with shareholders owning approximately 45% of our outstanding shares. These discussions were conducted with a combination of members of our Board of Directors and our NEOs.

Our discussions generated meaningful feedback which was communicated to and considered by the entire Board, and changes were implemented in response where appropriate. Below is a summary of general governance discussions, noting that discussions specific to executive compensation can be found in the Compensation Discussion and Analysis section.

Topic	What We Heard	How We Responded
Sustainable Business	Shareholders asked Mesa to disclose Scope I and II greenhouse gas emissions	Mesa calculated and reported Scope I and II greenhouse gas emissions in its second annual environmental sustainability and governance report issued during fiscal year 2024.
Governance	Shareholders expressed a desire for continued improvement and disclosure around corporate governance.

We expanded our proxy and other disclosures, including more disclosure of share ownership requirements, clawback requirements, and compensation risk assessments as well as continued improvement in disclosures around compensation.

Human Capital Management	Shareholders expressed a desire for more disclosures around human capital management (or HCM), including more specific metrics around diversity in leadership positions.

Management expanded HCM disclosure in its Form 10-K. Management has implemented tools that can be used to track new key metrics related to HCM, allowing for further disclosure in future annual reports including expanded disclosure on HCM strategy.

Outreach	Shareholders expressed continued satisfaction with the Board of Directors and management conducting investor outreach.	The Board of Directors committed to shareholder outreach on proxy and governance matters on a recurring basis. The outreach may include directors and members of management.

Shareholder feedback will continue to be instrumental in shaping our decisions and priorities relating to our human capital management initiatives, corporate governance, executive compensation, and ESG initiatives and disclosures. We believe this process will ensure that we remain focused on the issues that matter most to our shareholders. Engaging with our shareholders is a priority for us, as these conversations are important to creating long-term shareholder value and maintaining a culture of compliance and integrity.

BENEFICIAL Ownership of equity securities of the company

The following table sets forth the number of shares of our common stock owned beneficially as of June 14, 2024 (unless otherwise noted), by each person known by the Company to have owned beneficially more than five percent of such shares then outstanding, by each of our executive officers and directors, and by all of our executive officers and directors as a group. This information gives effect to securities deemed outstanding pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As far as is known, no person owns beneficially more than five percent of the outstanding shares of common stock as of June 14, 2024 except as set forth below. The percentage of beneficial ownership shown in the below table is based on 5,394,491 outstanding shares of common stock as of June 14, 2024. The business address of each director and executive officer is Mesa Laboratories, Inc., 12100 West Sixth Avenue, Lakewood Colorado, 80228.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Class (2)	Notes
Beneficial holders of 5% or more of outstanding common stock
BlackRock, Inc.	845,773	15.7%	Based solely on a report on Schedule 13G/A filed on January 22, 2024. The address of BlackRock, Inc. is 50 Hudson Yards New York, NY 10001.
Conestoga Capital Advisors, LLC	617,612	11.4%	Based solely on a report on Schedule 13G/A filed on January 5, 2024. The address of Conestoga Capital Advisors, LCC is 550 E. Swedesford Rd. Suite 120 Wayne, PA 19087.
The Vanguard Group	370,278	6.9%	Based solely on a report on Schedule 13G/A filed on February 13, 2024. The address of The Vanguard Group is 100 Vanguard Blvd. Malvern, PA 19355
Royce & Associates, LP	269,645	5.0%	Based solely on a report on Schedule 13G/A filed on January 23, 2024. The address of Royce & Associates, LP is 745 Fifth Avenue, New York, NY 10151
Directors and named executive officers
Gary M. Owens	114,932	2.1%
John J. Sullivan Ph.D. (3)	72,034	1.3%
John Sakys	31,239	*
Brian Archbold	11,130	*
Jennifer Alltoft	2,400	*
Shannon M. Hall	1,711	*
Shiraz S. Ladiwala	1,500	*
R. Tony Tripeny	1,605	*
Mark C. Capone	-	*
All executive officers and directors as a group (9 in number)	236,551	4.4%

(1)	The shares shown include shares that such person has the right to acquire within 60 days of June 14, 2024.
(2)

Percentages of ownership are based upon 5,394,491 shares of common stock issued and outstanding as of June 14, 2024. For purposes of calculating each person’s or group’s percentage ownership, shares of common stock issuable pursuant to the terms of stock options or restricted stock units exercisable or vesting within 60 days after June 14, 2024 are included as outstanding and beneficially owned for that person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

(3)	Includes 44,780 shares held indirectly through a trust.
*	Represents less than one percent of the outstanding Mesa's common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than five percent of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC. Officers, directors, and greater than five percent shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, for fiscal years 2024, all required reports were filed on a timely basis under Section 16(a) of the Exchange Act.

PROPOSAL 1

ELECTION OF DIRECTORS

Director Nominees

There are seven nominees for director, all of whom are current directors of Mesa that have been nominated by the Nominating and Governance Committee and the Board for re-election. Information about the Board and each director nominee is included in this section. If elected, each of the director nominees will hold office until the 2025 annual meeting of shareholders and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, or removal.

Nominee's Name	Year First Elected Director	Position(s) with the Company
John J. Sullivan	2009	Director, Chairperson of the Board
Gary M. Owens	2017	Director, President, and Chief Executive Officer
Shannon M. Hall	2020	Director
Jennifer S. Alltoft	2019	Director
Mark C. Capone	2024	Director
Shiraz S. Ladiwala	2021	Lead Independent Director
R. Tony Tripeny	2022	Director

After consideration of the individual qualifications, skills, and experience of each of our director nominees and his or her prior contributions to the Board, if applicable, we believe that the Board is well-balanced and effective.

Shares represented by properly executed proxies will be voted, in the absence of contrary indication or revocation by the shareholder granting such proxy, in favor of the election of the persons named above as directors. The person named as proxy in the included proxy card has been designated by management and intends to vote for the election to the Board the persons named above, each of whom is now a director of the Company. If any such nominee is unable to serve as a director, it is intended that the shares represented by the proxies will be voted, in the absence of contrary indication, for any substitute nominee that the Nominating and Governance Committee may designate. We know of no reason any nominee would be unable to serve. The information presented herein with respect to the nominees was obtained in part from the nominee and in part from the records of the Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH of the nominees for election as directors of the Company.

Board Composition

Board Overview

Mesa’s corporate powers are exercised by or under the authority of, and the business and affairs of the Company managed under the direction of, the Board of Directors. The Board oversees the CEO and the other senior management of the Company in the competent and ethical operation of Mesa and assures that the long-term interests of shareholders are served. The Board, with the assistance of management, reviews corporate strategies and establishes broad corporate policies, although it is not involved in day-to-day operating details. The Board meets regularly throughout the year to review significant developments affecting the Company and to act upon matters requiring Board approval. It also holds special meetings as required from time to time when important matters arise.

Director Diversity

Our directors have a diverse mix of professional qualifications and skills as well as varied backgrounds and experiences that we believe contribute to a well-rounded Board, positioned to effectively oversee our Company's strategy. The Board is committed to maintaining a suite of directors who bring a wide array of qualifications, skills, and attributes to our Board. The Board believes that its membership should reflect a diversity of experience, gender, race, ethnicity, and age. We have a balance of directors who were recently appointed and tenured directors, reflecting our commitment to proactive Board refreshment.

Six of our seven directors (or 86%) are independent under Nasdaq Rule 5605: two (or 29%) are female, and one (or 14%) is racially diverse. For fiscal year 2025, two of our three committee chairs will be female, representative of our commitment to providing leadership positions to our diverse board members.

Board Diversity Matrix (as of June 30, 2024)*
	Female	Male
Total Number of Directors	7
Gender Identity:
Directors	2	5
Number of Directors who self-identify in any of the categories below:
African American or Black	-	-
Alaskan Native or Native American	-	-
Asian	-	1
Hispanic or Latinx	-	-
Native Hawaiian or Pacific Islander	-	-
White	2	4
Two or More Races or Ethnicities	-	-
LGBTQ+	-
Did Not Disclose Demographic Background	-
Supplemental Self-Identification:
Persons with Disabilities	-
Military Veteran	-

*Reflective of Board members standing for re-election.

Board Accountability

Our Board operates according to the governance guidelines adopted in fiscal year 2021 and evaluated annually thereafter. The document is intended to articulate key elements of how our Board operates, such as qualifications and responsibilities of our directors and director candidates, as well as corporate governance policies in general. The guidelines are available on our website at https://investors.mesalabs.com/governance/governance-documents.

In fiscal year 2024, the Board met four times. Each of our directors attended or participated in 100% of the meetings of the Board of Directors and of the respective committees of which he or she is a member held during the period such director was in office.

Board Refreshment

We do not have staggered terms for our Board of Directors; directors are elected at each annual meeting and serve until the next annual meeting, when a successor is duly elected and qualified, or the earlier of their resignation or removal. Fifty-seven percent of the director nominees have joined the Board within the last five years, resulting in a balanced mix of short- and long-tenured non-executive directors, with an average director tenure of 5.4 years.

Board Skills and Experience

We believe in electing and retaining directors who have demonstrated the ability to make a meaningful contribution to the Board's supervision and oversight of Mesa's strategy. We continually evaluate our directors' skillsets and expertise for alignment with our strategic goals. Our directors bring extensive experience in areas that are critical to Mesa's long-term strategic success, including executive leadership, financial acumen, strategic planning, mergers & acquisitions, life sciences, diversity, equity, and inclusion, environmental stewardship, manufacturing, commercial sales & marketing, and leadership development. Below, we highlight the key skills and experience that our Nominating and Governance Committee believes are critical. Together, our Board possesses all of the qualities we value, helping to ensure the effectiveness of the Board as a group in directing Mesa towards achievement of its strategic objectives.

Key Skills and Expertise

Skill	Sullivan	Owens	Hall	Alltoft	Capone	Ladiwala	Tripeny
	DIRECTOR						
6 of 7 – Executive Leadership Senior level managerial experience brings a broad perspective and knowledge to engage with management in meaningful discussion of our strategy and related strategic risks, including people management.	+	+	+		+	+	+
5 of 7 – Finance & Capital Markets Familiarity with complex financial and accounting concepts and deep understanding of financial statements are vital for helping the Board perform its oversight function.	+	+			+	+	+
7 of 7 – Strategic Planning / M&A Since one of our key growth strategies is to acquire companies that expand our product offerings and increase revenue, experience with assessing acquisition opportunities and risks is an important oversight capability.	+	+	+	+	+	+	+
6 of 7 – Life Sciences Technology & Innovation Many of our strategic initiatives, particularly our M&A initiatives, require significant understanding of advanced scientific knowledge.	+	+	+	+	+	+	
4 of 7 – Diversity, Equity & Inclusion Experience with DEI programs and planning. We prioritize a corporate culture that is supportive of different groups of individuals, including people of different races, ethnicities, religions, abilities, genders, and sexual orientations.	+				+	+	+
2 of 7 – Environmental Stewardship Boar experience with environmental stewardship ensures that the company emphasizes sustainable practices as part of long-term shareholder value.						+	+
5 of 7 – Manufacturing & Commercial We make and sell numerous products across four business units including some that are regulated by the FDA, so having directors who understand manufacturing and supply chain complexities of our operations helps us identify associated strategic risks and opportunities.	+	+	+		+		+
6 of 7 – Leadership Development & Mentorship The ability to mentor and develop team members creates a unique opportunity for Board members to connect with members of Management and foster positive corporate tone.		+	+	+	+	+	+
4 of 7 – Commercial Sales & Marketing Selling life sciences tools requires specialized skills and techniques. Having directors who understand the intricacies of these marketing techniques is important to operational oversight and risk management.		+	+	+	+

We may consider other factors when we seek to fill certain positions on the Board; for example, when appointing an Audit Committee chairperson, we emphasize financial expertise in our candidates, only interviewing candidates who have served as Chief Financial Officer of a public company. Mr. Capone brings experience in precision medicine from his previous role as CEO of Myriad Genetics, which is specifically beneficial to the strategy and oversight of our Clinical Genomics division. In addition to considering the skills held by each of our Board members, we also consider the amount of time each member has to devote to his or her Board responsibilities. None of our directors have commitments on other Boards that would interfere with their ability to provide their full attention to the affairs of our Board. Except Mr. Tripeny, and Mr. Capone, no director has held any other public company directorship for the past five years.

Board Biographies

The table below sets forth biographical information and the qualifications of all of our director nominees and the positions held by each as of March 31, 2024. The age of each director is as of August 30, 2024, the date of the Annual Meeting. In addition to the specific qualifications, skills and experience described below, each incumbent director has demonstrated a strong work ethic and dedication to Mesa, including preparing for meetings, supporting our strategic vision while asking constructive questions and productively challenging management, and otherwise providing valuable oversight of our business on behalf of our shareholders. We also believe that each director, through their personal accomplishments and in their service to Mesa, has demonstrated high integrity, strong intellectual acumen, solid business judgment, and strategic vision.

Mark Capone
Director

Age
62

Director Since
2024

Background

Mr. Capone is an accomplished life sciences CEO with almost 40 years of experience in molecular diagnostics, genetics, biotechnology, medical devices, and pharmaceuticals. He has extensive public and private board experience with small to mid-cap private and public companies, trade associations, academic institutions, and non-profits, specializing in growth and transformation of organizations.

Qualifications

Prior to stepping down, Mr. Capone served for 5 years as CEO of Myriad Genetics, a pioneering, precision medicine company. During his 17-year career, he transformed the company from $14M revenue, 150 employees, and 1 product to a global-leader in precision medicine with $850M in revenue, 3,000 employees, and 11 products, four obtained through acquisitions deploying more than $1B in capital. Prior to joining Myriad Genetics, Mr. Capone served in a variety of roles during a 17-year career with Eli Lilly and Company including Sales Director, Plant Manager, R&D Team Leader, and Biochemical Engineer. He received his MS in Management from the Massachusetts Institute of Technology (MIT) Sloan School of Management, an MS in (Bio)Chemical Engineering from MIT, and a BS in Chemical Engineering from Penn State, graduating with highest distinction.

Jennifer S. Alltoft
Director

Age
56

Director Since
2019

Background

Ms. Alltoft had a 32-year career at Pfizer, Inc., where she held multiple positions in Research and Development, Sales and Marketing, and General Management, including Global Leadership of Pfizer Inc.'s Biosimilar Division during 2019. Ms. Alltoft led Business Development and Commercialization at Sumitovant Biopharma from 2021 to June 2023 and is currently Head of Commercial Strategy and Market Development for Sumitomo Pharma America. Ms. Alltoft received a Higher National Certificate in Applied Biology from Bromley College in 1989, and a Bachelor of Science degree in Biological Sciences from North East Surrey College of Technology in 1992.

Qualifications

Ms. Alltoft has extensive experience in the pharmaceutical business and brings the Board expertise in sales and marketing, business development and research and development.

Shannon M. Hall
Director

Age
55

Director Since
2020

Background

Ms. Hall currently serves on the Board of one privately held company. Additionally, she has worked as an investor and advisor to multiple early-stage startups, primarily in the life sciences industry since 2018, and she co- founded Pow.Bio in 2019. For 25 years, she worked at Bio-Rad Laboratories in progressive roles, including over ten years in executive leadership roles. She led core businesses at Bio-Rad Laboratories, creating effective leadership teams and improving sales growth and margins in her organizations. Ms. Hall received a Bachelor of Arts in Biology from the College of Saint Benedict.

Qualifications

Ms. Hall's 25-year tenure at Bio-Rad Labs in progressive leadership roles positions her as an invaluable member of the Board. Her experience creating growth in core product lines and contributing to key acquisitions aligns with Mesa's strategy. Additionally, she brings many years of involvement and knowledge in biopharmaceutical research and development with a strong balance of technical skills and customer insight which complement Mesa's biopharmaceutical development growth strategy.

R. Tony Tripeny
Director

Age
65

Director Since
2022

Background

Tony Tripeny was appointed as a director on June 23, 2022. Throughout his 36 years with Corning, Incorporated, Mr. Tripeny held various, progressive leadership roles in the areas of corporate accounting and finance, including Senior Vice President, Corporate Controller and Principal Accounting Officer and was appointed Senior Executive Vice President, Chief Financial Officer in 2015 and retired from that position in 2022. He received a bachelor's degree in economics from the University of Pennsylvania's Wharton School of Business. Mr. Tripeny was appointed to the Board of Origin Materials, a listed company, in March, 2022.

Qualifications

Mr. Tripeny has significant corporate accounting and finance experience, extensive knowledge of the manufacturing, engineering, and life sciences industries, and expertise in international financial operations. In addition to strong leadership and communication skills, Mr. Tripeny brings to the Board and the Audit Committee an in-depth understanding of financial reporting, auditing practices and accounting issues that come before the Board and the Audit Committee.

Corporate Governance and Board Committees

Highlights

We believe that strong corporate governance is the basis for a well-run company capable of focusing on strategic objectives and creating long-term shareholder value. The Board of Directors and management regularly review best practices in corporate governance and modify our corporate governance policies and practices as warranted.

Corporate Governance Highlights
✔	Lead Independent Director	✔	Code of Business Conduct and Ethics
✔	Executive sessions of independent directors	✔	Third party ethics hotline with anonymous reporting
✔	Independent compensation consultant	✔	Annual stockholder vote on executive compensation
✔	No shareholders rights plan/poison pill	✔	Stock ownership guidelines for members of the Board and named executive officers
✔	Annual Board self-evaluations	✔	Directors have 1-year terms and are elected at each annual meeting
✔	Annual stock grants to non-employee directors	✔	NEO cash bonuses and equity awards are subject to clawback

Board Leadership Structure

Our Board of Directors maintains a leadership structure composed of both a chairperson, who is an independent director per Nasdaq rules, and a Lead Independent Director. Our Lead Independent Director was selected unanimously by all independent members of our Board of Directors and holds a critical oversight role. Six of the seven members of our Board of Directors are independent. Our Chief Executive Officer serves on the Board but does not hold the position of chairperson. The Board believes that having the Chief Executive Officer as a member of the Board and a Lead Independent Director in addition to the independent members of the Board provides the best board leadership structure for the Company. This structure, together with the Company’s other corporate governance practices, provides independent oversight of management while ensuring clear strategic alignment throughout the Company. Mr. Owens, our current Chief Executive Officer, is not independent under Nasdaq Rules.

Chairperson

The role of Chairperson of the Board is held by Dr. Sullivan, former Chief Executive Officer of Mesa. Following his retirement, Dr. Sullivan continued to serve as an employee of the Company in a part-time investor relations role until he retired from Mesa in January 2021. Due to the duration of time since his employment by the Company, Dr. Sullivan now qualifies as independent under Nasdaq rule 5605. The Board maintains a Lead Independent Director role and will abstain from appointing Dr. Sullivan to committees that require independence due to his previous role as CEO of Mesa. The Board believes that Dr. Sullivan serving as Chairperson of the Board is in the best interest of the Company and its shareholders. Specifically, Dr. Sullivan:

1. Has the appropriate background, skills, and experience to serve as Chairperson, as described in the biography above;
2. Has a long history with Mesa and a successful track record leading the Company towards its strategic objectives; and
3. Has significant experience with mergers and acquisitions, a key part of Mesa's growth strategy.

The Chairperson has the authority to call meetings of the Board and presides over meetings of the Board. The Chairperson seeks input from the Lead Independent Director, the CEO, and all directors in determining agendas for Board and Committees meetings. The Chairperson of the Board is also responsible for communicating with Board members any concerns or issues that arise outside of the context of a Board meeting. The Chairperson of the Board may retain counsel or other advisors to assist in discharging his duties as he sees fit.

Lead Independent Director

In fiscal year 2023, our Board unanimously appointed Mr. Shiraz Ladiwala as Lead Independent Director. In his capacity as Lead Independent Director, Mr. Ladiwala is charged with performing the following key responsibilities:

Primary Responsibilities of the Lead Independent Director
✔	Presiding at and preparing agendas for executive sessions of the independent directors	✔	Overseeing the flow of information to the Board and disseminating appropriate information to independent directors on a timely basis
✔	Acting as liaison between the CEO, Chairperson, and independent directors	✔	Presiding at meetings of the Board for which the Chairperson is not present
✔	Assisting the Chairperson in establishing agendas for Board meetings	✔	Authorizing the retention of outside advisors and consultants who report directly to the Board on Board-wide issues
✔	If requested by shareholders, he/she is available for consultation and direct communication

Executive Sessions

The Board holds executive sessions of the independent directors preceding or following each regularly scheduled Board meeting and/or as deemed necessary by the Lead Independent Director. Executive sessions do not include non-independent directors of the Board, and following his appointment, the Lead Independent Director became responsible for chairing the executive sessions. Dr. Sullivan was previously not independent and does not attend executive sessions. The Audit Committee and Compensation Committee also meet regularly in executive session. During executive sessions, the independent directors may review any number of matters of importance to the Company raised during a meeting or otherwise presented by the independent directors.

Independence

Under applicable Nasdaq requirements, a majority of independent directors, and all of the members of the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee must be independent. The Board has affirmatively determined that each of the following individuals who served on the Board during fiscal year 2024 is an “independent director” as such term is defined in Nasdaq rule 5605: John J. Sullivan, Shiraz S. Ladiwala, Mark C. Capone, Jennifer S. Alltoft, Shannon M. Hall,  and R. Tony Tripeny . Mr. Owens is not an “independent director” because he is an employee of the Company. The Board has affirmatively determined that each member of each standing committee of the Board is independent under Nasdaq rules applicable to membership on those committees.

Our Board reviews the independence of our directors to determine whether any relationships, transactions or arrangements involving any director or any family member or affiliate of a director may be deemed to compromise the director’s independence. Based on that review, the Board determined that none of our independent directors has any such relationships, transactions, or arrangements. There are no family relationships among our executive officers, our directors and any person chosen to become an executive officer or a director.

Annual Meeting Attendance

Because we have historically had low attendance at our annual meetings, we do not require our directors to attend our annual meetings of shareholders. Mr. Owens was the only director who attended our 2023 annual meeting of shareholders.

Board Committees

We currently have the following standing committees: the Compensation Committee, the Audit Committee, and the Nominating and Corporate Governance Committee. Each committee operates pursuant to a written charter (which is reviewed annually and reassessed for adequacy) adopted by our Board, which sets forth the committee’s role and responsibilities and provides for an annual evaluation of its performance. The charters of all three standing committees are available on the Investors page of our corporate website at https://investors.mesalabs.com/governance. All standing committees of the Board of Directors are composed entirely of independent directors. In addition to the committees mentioned above, the Board may convene working groups, such as a Finance task force convened to oversee capital raises, or to consider various other matters as they arise, which may or may not include directors who are not independent.

Pursuant to its charter, the Compensation Committee assists the Board in fulfilling its oversight responsibilities over the compensation of executive officers and the administration of our compensation and benefit plans.

The Compensation Committee charter grants the Compensation Committee the authority to:

●	determine and approve the annual base salary for our Chief Executive Officer;
●	approve the annual base salaries and annual incentive opportunities paid to our other executive officers based on proposals from the CEO;
●	review and make recommendations to the Board with respect to the establishment of any new incentive compensation and equity-based plans;
●	review and approve the terms of written employment agreements and post-service arrangements for executive officers;
●	recommend compensation to be paid to our outside directors;
●	review disclosures to be filed with the SEC and distributed to our shareholders regarding executive compensation and recommend to the Board the filing of such disclosures;
●	assist the Board with its functions relating to our compensation and benefits programs generally; and
●	address other administrative matters with regard to our compensation programs and policies.

The Compensation Committee has also been appointed by the Board to administer the Mesa Laboratories, Inc. 2021 Equity Plan (the “2021 Equity Plan”) and to make awards under the 2021 Equity Plan, including as described below under the heading "Compensation Discussion and Analysis." The Compensation Committee may delegate the approval of stock-based compensation to non-NEO plan participants to the Chief Executive Officer of the company, unless such delegation would be contrary to the intent of the Board, the Amended and Restated Bylaws of the Company (the “Bylaws”) or the Articles of Incorporation of the Company (the “Articles of Incorporation”), or applicable law or Nasdaq rules. The Compensation Committee has for several years, including in fiscal year 2024, delegated its authority under the plan to our Chief Executive Officer to make grants to non-executive officer level employees, within limitations specified by the committee.

The Board has determined that each member of the committee qualifies as a “Non-Employee Director” under SEC Rule 16b-3 and as an “Outside Director” under Section 162(m) of the Internal Revenue Code. Our Chief Executive Officer and/or other officers, upon request, may attend selected meetings of the Compensation Committee but no officer may attend a meeting where his or her compensation is being considered. No member of the Compensation Committee nor any organization of which any member of the committee is an officer or director received any payments from us in fiscal year 2024 other than the payments disclosed under the heading “– Director Compensation” below.

Pursuant to its charter, the Audit Committee is responsible for overseeing the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company and exercising the responsibilities and duties set forth below, including but not limited to:

●	Assisting the Board in fulfilling its responsibilities by reviewing: (i) the financial reports provided by the Company to the SEC, the Company’s shareholders, or the general public, and (ii) the Company’s internal financial and accounting controls;
●	Reviewing proposed major changes to our auditing and accounting principles and practices;
●	Reviewing and evaluating our system of internal control;
●	Reviewing significant financial reporting issues raised by management or the independent auditors;
●	Appointing, compensating, retaining, and overseeing the independent auditors for annual audit and quarterly review work, and pre-approving audit and permitted non-audit services provided by our independent auditors;
●	Reviewing the qualifications, independence, and performance of our independent auditors, who report directly to the Audit Committee;
●	Understanding cyber-security risks, scheduling regular management updates on such risks, and providing key information back to the full Board; and
●	Establishing procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or audit matters, as well as the confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

The Audit Committee also acts to ensure open lines of communication among our independent auditors, accountants, internal audit function and financial management. The Chair of the Audit Committee meets individually with internal audit, the partner of our independent audit firm, and our CFO on a quarterly basis to stay abreast of potential risks or changes in the Company's accounting and finance departments. Additionally, the full Audit Committee meets quarterly with members of the Company's Finance team to discuss periodic financial reports in detail prior to the full Audit Committee meetings, ensuring that the Audit Committee has sufficient time to review the documents and that management is able to thoroughly address concerns or recommended changes in the SEC documents prior to the formal Audit Committee meeting.

In performing its functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurance of the Company's management and independent auditors which, in their reports, express opinions on the fair presentation of the Company's financial statements and the effectiveness of the Company's internal control over financial reporting. The full Audit Committee holds executive sessions at least quarterly with the audit partner for continued assessment of the performance, effectiveness, and independence of the independent audit firm.

As previously stated, the Board has determined that each member of the Audit Committee is independent within the meaning of Nasdaq’s director independence standards, including the heightened director independence standards for audit committee members, and that each has sufficient knowledge of financial and auditing matters to serve on the Audit Committee. Our Board has determined that Mr. Tripeny qualifies as an “audit committee financial expert,” as defined under the applicable rules of the SEC.

The Nominating and Governance Committee is responsible for:

●	reviewing candidates for director identified by directors and others;
●	identifying individuals qualified to become Board members;
●	recommending to the Board candidates for each committee of the Board
●	recommending to the Board changes to corporate governance principles;
●	planning for Board member succession; and
●	assisting the Board in conducting an annual self-assessment process, including individual director assessments.

The Nominating and Governance Committee also coordinates our director orientation and continuing education program on behalf of the Board. Orientation and training programs are established for new directors to familiarize them with Mesa's products, markets, and organization, along with corporate governance issues. Additional training is available for directors in leadership roles, such as committee chairs or the Chairperson. A continuing education program for all directors has been established to keep Board members abreast of best practices in corporate governance and emerging business trends.

Risk Oversight

Mesa operates in a complex and rapidly changing environment that involves many potential risks. In addition to general market, industry, R&D, supply chain, political, and economic risks, the Company faces potential risks related to, among others, the integration of any new acquisitions which are consummated as part of our overall growth strategy; information technology and cybersecurity; data privacy; financial controls and reporting; manufacturing and quality; legal, regulatory and compliance requirements and developments; finance; the global nature of our operations; human capital management and retention; and environmental and social responsibility. As a company committed to operating ethically and with integrity, we proactively seek to manage and, where possible, mitigate risks to help ensure compliance with applicable rules and regulations; maintain integrity and continuity in our operations and business, including in support of achieving strategic priorities and long-term financial and operational performance; protect our assets (financial, intellectual property, and information, among others); and enhance shareholder and other stakeholder value. Risk management is an enterprise-wide objective subject to oversight by the Board and its committees.

It is the responsibility of Mesa's management to assess and respond to the day-to-day risks that Mesa and its subsidiaries face, and to implement and administer risk management and mitigation processes and programs, while also maintaining reasonable flexibility in how we operate. To further embed risk management and compliance into our culture, Mesa seeks to implement comprehensive policies and procedures, train employees on how to implement and comply with them and maintain a comprehensive program of oversight and audit to help ensure compliance and appropriate enterprise risk management.

The Board, in turn, directly or through its committees, oversees the implementation of risk management and mitigation processes. The Board and its committees rigorously review with management the risk management program and discuss key risk assessment matters regularly, including during the Board’s annual budget review and approval process. Each of our committees has access to officers and employees of the Company, and our Board and committees also meet without members of management present. Management prepares an enterprise risk management assessment bi-annually that is presented to the Board of Directors to ensure alignment between the Board and management regarding key risks facing the Company.

The Board also has approved a Code of Business Conduct and Ethics (“Code of Ethics”) and other related policies to help manage and mitigate risk globally.

Specific board committees are responsible for overseeing specific types of risk, as shown below:

Compensation	Audit	Nominating & Governance
- Establishing compensation plans designed in a manner such that our executives are not incentivized to take on inappropriate risk	- Reviewing financial statements	- Overseeing risks related to composition and structure of the Board and its committees
- Implementing compensation practices that are in the best interest of both the Company and its shareholders	- Evaluating financial and controls-related risk exposures	- Annually evaluating qualifications, independence, and diversity of the members of the Board
- Reviewing and approving the Compensation Discussion and Analysis disclosures in the Proxy statement	- Reviewing related party transactions	- Providing oversight of the Company’s corporate governance
- Evaluating the Company’s cyber security program and responses to cybersecurity threats
- Evaluating the response of Management to reports regarding suspected violations of our Code of Ethics

Oversight of Cybersecurity

The Audit Committee receives reports, including with respect to related risks, risk management, and relevant legislative, regulatory, and technical developments, from senior management on data security, cybersecurity, and information security-related matters at least quarterly. The full Board receives a report on these discussions from the chair of the Audit Committee as needed based on the nature of the risk environment.

Oversight of Environmental, Social, and Governance (ESG) Risks

The full Board of Directors has been highly engaged with Mesa's management on the evolution of ESG practices and reporting. The Board oversees the company's assessment and response to ESG risks as well as its long-term strategy. Given the cross-functional nature of ESG, oversight responsibility is the responsibility of the full Board of Directors, with certain goals allocated to appropriate committees. For example, the Compensation Committee may provide oversight of diversity, equity, and inclusion approach and disclosures. The Nominating and Governance Committee oversees corporate responsibility, including best practices in governance. The Audit Committee oversees disclosure practices related to ESG.

Guidelines for Business Conduct and Governance Guidelines

Our Code of Ethics is applicable to all of the Company’s directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Ethics contains written standards that are designed to deter wrongdoing and includes provisions regarding ethical conduct, conflicts of interest, proper disclosure in all public communications, compliance with all applicable governmental laws, rules and regulations, and the prompt reporting of violations of the Code of Ethics and accountability for adherence to the Code of Ethics. Additionally, the Code of Ethics sets forth information and procedures for employees to report ethical or accounting concerns, misconduct, or violations of the Code of Ethics in a confidential manner. The Code of Ethics may be found on our website at https://investors.mesalabs.com/governance/governance-documents.

Based on information submitted by the directors and executive officers, none of our directors or executive officers is involved in, or has been involved in, legal proceedings during the past ten years that are material to an evaluation of the ability or integrity of any such director or executive officer.

Stock Ownership and Insider Trading Policies

The Board has adopted share ownership guidelines relating to ownership of the Company’s securities by the Company’s NEOs and non-employee directors. Subject to the terms of the policy:

●

Each non-employee director must acquire and continue to own shares of the Company's common stock with a minimum value of at least three times the director's total annual Board retainer within five years after the director's first election to the Board;

●

The CEO must acquire and continue to own five times his base salary in shares of the Company’s common stock within three years after the approval of the policy or within five years into his/her tenure; and

●

Each of the other NEOs must acquire and continue to own three times his base salary in shares of the Company’s common stock within three years after the approval of the policy or within five years into his/her tenure.

For the purposes of this policy, shares held directly or indirectly (for example by a spouse, trust, or controlled entity), and unvested RSUs count as ownership. Unexercised options and unearned performance stock units are not counted towards meeting the guidelines. All directors and NEOs currently comply with their respective share ownership requirements or are on track to meet them within the five-year period.

Under the Company’s insider trading policy, employees, including executive officers and directors, are not permitted to engage in the following transactions with respect to the Company’s stock: entering into short sales, entering into put or call option transactions, trading on margin or pledging Company securities, or hedging an interest in securities issued by the Company. Gifts (transfer of the Company’s stock without consideration) are allowable with prior approval from an appropriately designated person, but are prohibited during a period when an insider is not permitted to trade.

Board Self-Evaluation

The Board is required to conduct an annual self-evaluation that is overseen by our Nominating and Governance Committee to determine whether the Board and its committees are functioning effectively. In addition, each of our directors performs an annual self-assessment of his or her performance, which is discussed individually with the Chairperson.

Interested Party Communications

Shareholders and other interested parties may communicate with one or more members of the Board of Directors by writing to all or any of the following: Audit Committee Chairperson, Compensation Committee Chairperson, Nominating and Governance Committee Chairperson, c/o Corporate Secretary, Mesa Laboratories, Inc., 12100 West Sixth Avenue, Lakewood, CO 80228. At the direction of the Board of Directors, all mail received will be opened and screened for security purposes. All mail other than trivial or obscene items will be forwarded. The Company will forward any remaining shareholder communication to the Chairperson, as a representative of the Board, and/or to the director to whom the communication is addressed on a periodic basis. The Company will forward such communication by certified U.S. Mail to an address specified by each director of the Board for such purposes or by secure electronic transmission.

Director Nominations

In evaluating potential director candidates, the Nominating and Governance Committee considers the appropriate balance of experience, skills and characteristics required of the Board, and seeks to ensure that at least a majority of the directors are independent under applicable Nasdaq rules. In identifying potential director candidates, the Nominating and Governance Committee may rely on recommendations made by current directors and officers. Additionally, the Nominating and Governance Committee will consider candidates recommended by shareholders on the same basis as candidates recommended by other parties. The Nominating and Governance Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a diverse mix of experience, knowledge, and skills.

We have the following minimum qualifications that the Nominating and Governance Committee believes must be met by all directors:

●	High ethical character, with no conflict of interest in serving;
●	A commitment to the Company’s long-term business success and long-term interests of shareholders;
●	Sufficient time to conscientiously prepare for and attend Board and committee meetings;
●	Personal and professional reputation that is consistent with the image and reputation of the Company;
●	Established record of personal accomplishment in his or her field, such that he or she is able to offer advice and guidance to the Company’s management; and
●	The ability to exercise sound business judgment.

Additionally, the following other qualities, skills and characteristics are important in evaluating director nominees:

●	Contribution to the overall diversity of the Board, not only with respect to gender, ethnicity, and sexual orientation, but also with respect to personal and professional experiences and background;
●	Professional and personal reputations of integrity and ethical behavior as well as mature judgment and the ability to work collaboratively with other members of the Board;
●	An understanding of and experience in oversight, leadership, or governance; and
●	Professional experience and expertise relevant to the Company’s strategy.

The Nominating and Governance Committee applies the same criteria for all candidates. If the Nominating and Governance Committee identifies a need to replace a current member of the Board, to fill a vacancy on the Board, or to expand the size of the Board, it considers candidates from a variety of sources including, as needed, an executive recruiting firm to assist in identifying, evaluating and conducting due diligence on potential director candidates.

Board Diversity

The Nominating and Governance Committee strives to develop a Board that is diverse and inclusive regarding gender, race, and ethnicity. The Board is committed to actively seeking to include highly qualified women and individuals from minority groups in the pool from which new director candidates are selected. Each recruiting firm retained by the Board is instructed to specifically focus on identifying candidates who, in addition to having particular skills and experience, also would add to the diversity of the Board.

Procedures for Recommendation of Nominees by Shareholders

The Nominating and Governance Committee will consider director candidates who are recommended by the shareholders of the Company on the same basis as candidates recommended by others.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee as of the end of fiscal year 2024 were Ms. Hall (Chairperson) and Messrs. Tripeny and Ladiwala. No member of the Compensation Committee was, during fiscal year 2024, a Mesa officer or employee or had a business relationship with or conducted any transactions with us that is required to be disclosed under Item 404 of SEC Regulation S-K, and no such member has ever served as an officer at Mesa. During fiscal year 2024, none of our executive officers served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served on our Compensation Committee or the Board.

Sustainability

Echoing the Mesa Way, we see every day as an opportunity to improve - from water conservation to employee development, from data security to energy efficiency within our buildings. Through our work and that of our customers, we hope to build more livable, sustainable communities that help us protect the vulnerable around the world.

ESG Framework: Three Areas of Focus

Mesa recognizes specific ESG factors that create value and are highly relevant to our business and stakeholders. Thus, we hope to continue unlocking the transformational capabilities of ESG within our people, processes, and products.

Our products and solutions are used globally to protect the integrity of processes, ensure safety, and provide accurate, reliable information. By delivering the highest caliber products and services possible to a broad range of industries and applications, we are committed to protecting society and individuals. In alignment with the value we bring to our customers, we believe that conducting our business by sustaining the environment, supporting our local communities, embracing diversity and inclusion, and adhering to a strong culture of compliance and ethics will positively impact our customers, stockholders, employees, community, and environment. The following highlights some ESG accomplishments and initiatives:

Sustainability
Manufacturing Quality Health and Safety	● Our manufacturing facilities are certified to the ISO 13485 or ISO/IEC 17025 standards.
Strategy Planning

● Management develops and maintains a robust strategic planning process including corporate development.

● The Board provides input and approves management's strategic development plans and regularly reviews progress against strategic plans as well as overseeing financial outcomes.

Health and Safety

● We are committed to employee safety and health with our safety management program, safety training, and policies for handling hazardous materials.

● Our products help monitor hazardous environments, ensure the sterility of medical instruments, provide accurate and critical information, and deliver proper functioning of lifesaving medical devices.

● Our inter-departmental council holds safety meetings and has seen a decrease in injury rates in recent years.

● Our Gyrolab® Platform allows small-volume sampling techniques and sensitive immunoassay methods so that researchers can obtain a complete pharmacokinetic ("PK") profile from a single mouse, significantly reducing the number of animals needed for pre-clinical studies, helping our customers reduce animal testing while improving data quality.

● We are proud to pioneer technology for a healthier environment by providing convenient, reliable solutions and ensuring that the machines reporting air quality indexes are accurate and meet the highest standards of quality and accuracy under the Environmental Protection Agency rules.

Environmental Sustainability

● Our operations largely consist of light assembly and calibration of instruments which inherently results in a relatively low carbon output across our facilities.

● We continuously evaluate our energy consumption in all of our facilities and pursue options to reduce our environmental impact through reduced energy consumption, including sourcing carbon free energy in our Uppsala, Sweden facility.

● Mesa follows various regulations, including the European Union’s Registration, Evaluation, Authorization, and Restriction of Chemicals ("REACH") and Restriction of Certain Hazardous Substances, which aim to prevent human and environmental risks related to certain chemicals in parts, products, and electronic and electrical waste in manufactured, distributed, and imported items in the European Union. In addition, we comply with Waste Electrical and Electronic Equipment ("WEEE") and Packaging and Packaging Waste Directive regulations.

● Our Biopharmaceutical Development division in Uppsala, Sweden primarily uses hydro, wind, and solar power and has received LEED Platinum certification.

● GKE operates a facility that uses solar power and innovative water conservation techniques.

Diversity and Inclusion

● We are committed to fostering and promoting a globally diverse, inclusive, and fully participative work environment where all sources of talent and ideas for improvement are valued and engaged.

● We are dedicated to the principles of equal employment opportunity. We prohibit unlawful discrimination against applicants or employees.

● Management is dedicated to ensuring the fulfillment of diversity and inclusion policies with respect to hiring, placement, promotion, transfer, demotion, layoff, termination, recruitment advertising, pay (and other forms of compensation), training, and general treatment during employment.

Employee Engagement

● To continue improving employee engagement, Mesa launched an initiative to enhance the Mesa Way, which involved the development of a cross-functional committee composed of employees from all job levels and divisions to refresh our values.

● We utilize employee survey tools to solicit feedback on topics related to our culture and other drivers of engagement such as recognition and feedback. Feedback received is discussed by the executive staff team and action plans are created to respond to feedback where appropriate.

● Our operating model, the Mesa Way, is founded on full inclusion in decision making, for example, through daily management.

● We have an Employee Assistance Program that provides confidential counseling, financial consultation, legal consultation, educational support services, mediation services, and other resources and services at no cost to employees.

● We conduct annual salary reviews to analyze pay equity across employee demographics, and we perform yearly evaluations and benchmarking analyses to ensure that our total compensation stays competitive.

● Our benefits package includes a wide range of coverage and services, including medical, prescription coverage, dental, vision, basic life and AD&D insurance, short-term and long-term disability plans, and a short-term incentive program.

Community Investment and Engagement

● We have an employee-led culture committee that includes representation from employees of all levels and across several Mesa locations.

● Our Bozeman facility supports Reach Inc., a local non-profit that provides services to adults with developmental disabilities. Mesa regularly donates to Reach Inc. and offers volunteer and paid part-time job opportunities to adults referred by the organization.

Data Security and Privacy

● We maintain privacy policies, management oversight, accountability structures and technology processes designed to protect privacy and personal data.

● We maintain a data security program that includes quarterly reports by management to the Audit Committee.

● We provide annual security awareness training to all users and specialized training for personnel in key roles related to security, such as executives, human resources, finance, and others.

●We support administrative, technical, and physical safeguards and receives an annual third-party validation and continuous improvement assessment.

● In the event of a security incident, we have a formally documented incident response plan to promptly notify affected parties.

Governance

● A cross-functional working group formed in fiscal year 2023 is comprised of members of the Board and management to spearhead ESG planning, strategy, and execution.

● Our full Board has responsibility for oversight of our ESG program.

● Strong focus on corporate governance with best practices in corporate governance (see Corporate Governance and Board Committees on page 15).

In addition to the disclosure above, Mesa issued its annual environmental, social and governance brochure during fiscal year 2024. The brochure describes our sustainability and social efforts in more detail. The Board conducted shareholder engagement meetings during fiscal years 2023 and 2024 and engaged with interested shareholders on Mesa's ESG initiatives. Shareholders had overwhelmingly positive feedback regarding Mesa taking an important first step in disclosing this information in more detail. Some shareholders asked management to make certain commitments around its ESG initiatives, particularly with respect to diversity, equity, and inclusion. Management's ESG taskforce is researching and evaluating ways to expand the ESG program. The taskforce's research is focused on:

●	Monitoring the regulatory environment,
●	Evaluating available and obtainable data related to ESG; and
●	Considering the changes that the Company can make that will have the greatest impact.

The task force is focused on ensuring that any commitments made are in the best interest of the Company and its employees; the broader community, including prospective employees and business partners; and our shareholders.

Director Compensation

Our director compensation program is designed to appropriately compensate non-employee Board members for the time, expertise and work required to serve as a director and to align their interests with the long-term interests of our shareholders. As required by its charter, the Compensation Committee is responsible for reviewing, at least annually, and making recommendations to the Board regarding all matters pertaining to board member compensation. In making compensation recommendations, the Committee considers various factors including the responsibilities of board members in general as well the added responsibilities of committee assignments, the form and amount of compensation paid to directors by comparable companies, (such companies are further discussed in the section "Compensation Discussion and Analysis" below), and guidance provided by the Committee’s independent compensation consultant. Directors who are full time employees of Mesa do not receive compensation for their services as directors.

For fiscal year 2024, non-employee directors received annual cash and equity retainers for service on the Board and committees consistent with fiscal year 2023, as set forth in the table below:

Non-Employee Director Compensation	Annual Retainer (1)	Annual Restricted Stock Units (2)
Director Retainer:	$60,000	$150,000
Committee Chair Retainer:
Audit	10,000	-
Compensation	10,000	-
Nominating and Governance	10,000	-
Chair of the Board	45,000	-
Lead Independent Director	10,000	-

(1)	Retainers are paid quarterly in cash unless the director chooses to convert his or her cash retainer to an equivalent value of restricted stock units (“RSUs”). Mr. Ladiwala elected to receive his retainer in RSUs for fiscal year 2024.
(2)

RSUs represent the right to receive shares of our common stock upon vesting and are granted to non-employee directors annually. The number of shares subject to the award is based on the closing price of our common stock on the grant date, less the present value of dividends expected to be paid during the vesting period. The awards typically vest in full on the first anniversary of the grant date.

Directors are also reimbursed for expenses incurred in connection with their service as directors, including travel expenses for Board and committee meetings. The compensation paid to each non-employee director for fiscal year 2024 is set forth below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(g)	(h)
John Sullivan	105,000	150,134	-	255,134
John C. Schmeider (2)	29,167	--	-	29,167
Jennifer S. Alltoft	70,000	150,134	-	220,134
Shannon M. Hall	70,000	150,134	-	220,134
Shiraz S. Ladiwala	-	220,029	-	220,029
R. Tony Tripeny	70,000	150,134	-	220,134
Mark C. Capone	15,000	75,028	-	90,028

(1)	Reflects the grant date fair value under FASB Topic 718 of RSUs awarded to each director. Each of Dr. Sullivan, Messrs. Schmieder, Ladiwala, Tripeny and Mses. Alltoft and Hall received an annual non-employee director RSU award covering 1,074 shares on September 1, 2023. Mr. Capone received his non-employee director RSU award on February 15, 2024 for 724 shares. Mr. Ladiwala elected to receive his Board retainer as 500 RSUs instead of cash. The grant date fair value of all RSUs granted to the non-employee directors was $139.79 per unit for grants on September 1, 2023 and $103.63 per unit for grants on February 15, 2024 (in each case, the closing price of our stock on the grant date, less the present value of expected dividends not received during the vesting period). The RSUs awarded on September 1, 2023 vest on the first anniversary of the grant date, subject generally to the director’s continued service as a director through the vesting date. Mr. Capone's February 15, 2024 grant also vests on September 1, 2024, and is aligned with the other non-employee directors.
(2)	Mr. Schmieder elected not to stand for re-election at the 2023 shareholders' meeting. He received cash compensation for serving on the Board until his retirement in August 2023, prior to that meeting.
Note:	No stock options were granted to members of the Board of Directors during fiscal year 2024. The aggregate number of options held by each director from previous years' grants as of March 31, 2024 was as follows:

Name of Director	Aggregate Number of Stock Options Held as of March 31, 2024
John J. Sullivan	450
Shannon Hall	-
Jennifer S. Alltoft	-
Mark C. Capone	-
Shiraz S. Ladiwala	-
R. Tony Tripeny	-

Dr. Sullivan's 450 options expired unexercised on April 2, 2024.

Proposal 2

Ratification of the Selection of Our Independent

Registered Public Accounting Firm

Shareholder ratification of the appointment of RSM US LLP (“RSM”) as our independent registered public accounting firm is not required by our Bylaws or otherwise. Our Board, however, is submitting the appointment of RSM to the shareholders for ratification as a matter of good corporate governance practice. If a voting majority is FOR this proposal, we will consider the ratification of our independent registered public accounting firm for fiscal year 2025. If shareholders fail to ratify the appointment of RSM, our Audit Committee will reconsider whether or not to retain RSM as our independent registered public accounting firm, although our Audit Committee maintains the full discretion to continue to retain RSM in such a circumstance. Even if the appointment is ratified, our Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year it determines that such a change would be in the best interest of the Company and its shareholders.

The Audit Committee annually evaluates the performance of our independent registered public accounting firm, including the senior audit engagement team, and determines whether to reengage the current independent auditors or consider other audit firms. Factors considered by the committee in deciding whether to retain include:

●	RSM's capabilities considering the scope and complexity of our business, and the resulting demands placed on RSM in terms of technical expertise and knowledge of our industry and business;
●	the quality and candor of RSM's communications with the committee and management;
●	RSM's independence;
●

the quality and efficiency of the services provided by RSM, including input from management on its performance and how effectively it demonstrates independent judgment, objectivity and professional skepticism;

●	external data on audit quality and performance, including recent Public Company Accounting Oversight Board (PCAOB) reports on RSM and its peer firms; and
●

the appropriateness of RSM's fees, its tenure as our independent auditor, including the benefits of a longer tenure, and the controls and processes in place that help ensure RSM's continued independence.

The Audit Committee also oversees the process for, and ultimately approves, the selection of our independent registered public accounting firm’s lead engagement partner at the five-year mandatory rotation period. Prior to the mandatory rotation period, at the committee’s instruction, RSM will select candidates to be considered for the lead engagement partner role, who are then interviewed by members of management. After considering the candidates recommended by RSM, management will make a recommendation to the Audit Committee regarding the new lead engagement partner. After discussing the qualifications of the proposed lead engagement partner with the current lead engagement partner, the members of the Audit Committee, individually and/or as a group, will interview the leading candidate, and the Audit Committee will then consider the appointment and approve the selection. A new lead engagement partner was appointed for the fiscal year 2024 audit.

The Audit Committee charter sets out procedures that the Company must follow when retaining the independent auditor to perform audit, review and attest engagements and any engagements for permitted non-audit services. All services performed by RSM for fiscal year 2024 were pre-approved by the Audit Committee in accordance with this policy, following a determination by the committee that the fees to be paid to RSM in each year, including in connection with non-audit services, were appropriate, necessary and cost-efficient in the management of our business, and did not present a risk of compromising the independence of RSM as our independent auditors.

Fiscal year 2024 was the first year that RSM (Los Angeles, California) has conducted the audit of our financial statements. Plante & Moran, PLLC (“Plante Moran”) served as the Company’s independent registered public accounting firm with respect to the audit of the financial statements for the fiscal year 2023. The Company’s prior engagement with Plante Moran was terminated by mutual agreement of the Company’s Audit Committee and Plante Moran after Plante & Moran notified the Audit Committee that Plante & Moran is evaluating whether to continue its SEC audit practice in the Company’s primary industry. The audit report of Plante & Moran for fiscal year 2023 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During fiscal year 2023 and the subsequent interim period through the dismissal of Plante & Moran, there were no (1) disagreements with Plante & Moran on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused Plante & Moran to make reference in connection with their opinion to the subject matter of the disagreement, or (2) “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K, except for two material weaknesses in internal control over financial reporting that existed as of March 31, 2023 related to controls concerning the preliminary valuation of the Belyntic acquisition and the performance of qualitative goodwill impairment assessments sufficient to identify potential impairment triggers.

In connection with the audit for the fiscal year 2024, there were no disagreements with RSM on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of RSM, would have caused them to refer to such disagreement in connection with their report.

A representative of RSM will be available to respond to appropriate questions at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS TO OUR SHAREHOLDERS THAT THEY VOTE FOR

THE RATIFICATION OF THE APPOINTMENT OF RSM US LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING MARCH 31, 2025.

Audit and Non-Audit Fees

The following sets forth the aggregate fees billed by RSM and Plante Moran, who performed the fiscal year 2023 audit and the required review of the first quarterly report on Form 10-Q of fiscal year 2024, to the Company and incurred by the Company during the fiscal years 2024 and 2023:

	Year Ended March 31,
Type of Fees	2024 (RSM)*	2024 (Plante Moran)	2023 (Plante Moran)
Annual audit and quarterly review	$1,642,745	$35,400	$909,000
Audit-related fees		20,950	70,575
Tax-related fees	-	9,000	92,920
All other fees	-	-	-
Total	$1,642,745	$65,350	$1,072,495

*2024 RSM annual audit and quarterly review fees include paid amounts that were stated in the engagement letter as well as bills for work performed in conjunction with the audit that have been invoiced, but not paid as of the date of mailing this Proxy statement.

Some amounts presented for fiscal year 2023 have been reclassified to conform to current year presentation.

Audit Fees

Fees for the audit of annual financial statements and internal control over financial reporting, reviews of quarterly financial statements, and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, regulatory filings, and similar engagements, such as comfort letters, attest services, consents, and assistance with review of documents filed with the SEC. This category includes audit fees related to recently completed acquisitions included in audits of our annual financial statements and reviews of our quarterly financial statements.

Audit-Related Fees

Fees for assurance and related services reasonably related to the performance of the audit or review of financial statements and internal control over financial reporting that are not reported under “audit fees” above, including fees related to audits of our employee benefit plans, due diligence related to acquisitions, and out-of-pocket expenses for audit-related services rendered during the year. This category also includes fees for an audit of compliance with the Foreign Corrupt Practices Act in China pertaining to the acquisition of Agena Bioscience, Inc.

Tax Fees

Tax fees consist primarily of transfer pricing work.

Audit Committee Report

This report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into any prior or subsequent filing by Mesa under the Securities Act of 1933 or the Exchange Act of 1934, except to the extent Mesa specifically incorporates this report by reference therein.

The Audit Committee is composed of three non-employee directors of the Company. All members are independent as defined under applicable Nasdaq rules. The Audit Committee held four meetings during fiscal year 2024. The Audit Committee operates under a written charter adopted by our Board of Directors. As required by its written charter, which sets forth its responsibilities and duties, the Audit Committee reviewed and discussed with management our audited financial statements as of and for fiscal year 2024.

In connection with the March 31, 2024, financial statements, the Audit Committee (1) reviewed and discussed the audited financial statements as of March 31, 2024 and for the year then ended with management; (2) discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standards 1301, Communication with Audit Committees, and matters required by applicable requirements of the PCAOB and SEC; (3) received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, and; (4) discussed with the independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for fiscal year 2024 for filing with the Securities and Exchange Commission.

The Audit Committee has also reviewed and discussed the fees paid to RSM during the last fiscal year for audit and non-audit services and has considered whether the provision of the non-audit services is compatible with maintaining RSM’s independence and concluded that it is.

The Audit Committee*

R. Tony Tripeny, Committee Chairperson

Mark C. Capone

Jenny S. Alltoft

*John B. Schmieder was a member of the Board and the Audit Committee thorough the first quarter of fiscal year 2024, until he chose not to stand for re-election at the 2023 annual meeting of shareholders.

Proposal 3

Advisory Vote on Named Executive Officer Compensation

As required by Section 14A of the Securities Exchange Act of 1934, we are asking shareholders to cast an advisory vote to approve the compensation of our executive officers as disclosed in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse our executive compensation programs and policies and the compensation paid to our executive officers. This vote is advisory and not binding on our Company or Board of Directors, but in the event of any significant vote against this proposal, the Compensation Committee will consider whether any actions are appropriate to respond to shareholder concerns.

We hold non-binding advisory votes on the compensation of our NEOs at every annual meeting of shareholders. Mesa's Board values the opinion of the shareholders and believes that holding the say-on-pay vote annually allows the Board to receive timely feedback on our executive compensation program. We conducted an advisory vote on the frequency of the say-on-pay vote at our 2022 annual meeting of shareholders. Following the recommendation of our shareholders, we will continue to hold our say-on-pay vote on an annual basis. The next advisory vote on the frequency of the say-on-pay vote will occur at the 2028 annual meeting of shareholders.

At our 2023 annual meeting of shareholders, we received the support of 87.8% of the votes cast in our say-on-pay vote. This was significantly higher than the 23.7% level of support we received at our 2022 annual meeting of shareholders. We believe that these results reflect substantial shareholder support for our investor outreach program and the changes the Company made as a result of the program. We continue to commit to shareholder engagement. In fiscal year 2024, we contacted 23 of our largest shareholders, representing approximately 75% of our outstanding shares, to better understand areas where we can sustainably improve our executive compensation programs and what adjustments to our executive compensation program, including the fiscal year 2024 program, shareholders might recommend.

We have summarized the feedback and our response from our 2024 investor outreach efforts in this Proxy Statement. Additionally, we have incorporated additional feedback from investors in the design of our fiscal year 2025 executive compensation program, as further described in our “Compensation Discussion and Analysis.”

The Company believes that the compensation of its executive officers should provide a fair reward for significant effort and stimulate our executive officers’ professional and personal growth. The Board believes that the compensation of the Company's executive officers should align the executive officers’ interests with those of the shareholders and focus executive officer behavior not only on the achievement of near-term corporate goals, but also on the achievement of long-term business objectives and strategies. We urge shareholders to read the "Compensation Discussion and Analysis" section of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures are designed to achieve our executive compensation objectives, as well as the Executive Compensation section and related compensation tables and narrative, which provide detailed information on the compensation of our NEOs. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the "Compensation Discussion and Analysis" section of this Proxy Statement are effective in helping us achieve our goals, and that the compensation of our NEOs reported in this Proxy Statement has supported and contributed to our success.

Say on Pay Resolution

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. Accordingly, we are asking our shareholders to vote on an advisory basis “FOR” the following non-binding resolution:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis,” executive compensation tables and narrative disclosure in the Proxy Statement for the Company’s 2024 Annual Meeting.

Although this advisory vote is non-binding, our Board and Compensation Committee will review the voting results and take them into consideration when making future decisions regarding our named executive officer compensation programs.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE

OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT

COMPENSATION COMMITTEE REPORT

This report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into any prior or subsequent filing by Mesa under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Mesa specifically incorporates this report by reference therein.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Shannon M. Hall, Committee Chairperson

Shiraz S. Ladiwala

R. Tony Tripeny

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the objectives and principles underlying our executive compensation programs, outlines the material elements of the compensation of our executive officers, and explains the Compensation Committee’s determinations as to the actual compensation of our executive officers for fiscal year 2024. In addition, this Compensation Discussion and Analysis is intended to put into perspective the tables and related narratives regarding the compensation of our NEOs that appear following this section.

Named Executive Officers

In addition to Gary Owens, our Chief Executive Officer, whose biography is included in the Nominees for Director section above, our executive officers as of March 31, 2024 were as follows:

Executive Summary

Fiscal Year 2024 Financial and Business Information

Mesa is a multinational manufacturer, developer, and seller of life sciences tools and critical quality control products and services, many of which are sold into niche markets driven by regulatory requirements. Mesa has manufacturing operations in the United States and Europe, and its products are marketed by sales personnel in North America, Europe, and Asia-Pacific, and by independent distributors in these areas as well as throughout the rest of the world. We commercialize our products into markets in which we can establish a strong presence and achieve high gross margins.

A summary of our long-term financial performance can be found in the section "Fiscal Year 2024 Performance Snapshot."

2024 Say-on-Pay Vote and Shareholder Engagement

Overview

We hold advisory votes on the compensation of our NEOs (a “say-on-pay vote”) at every annual meeting of shareholders. Our Board values the opinions of our shareholders, and an annual advisory vote allows our shareholders to provide us with input on our executive compensation program.

At our 2023 Annual Meeting, we received the support of 93.2% of the votes cast in our say-on-pay vote. This was significantly above the 23.7% level of support we received at our 2022 Annual Meeting. We have historically received over 90% approval on our say-on-pay proposals and we continue to make improvements to our executive compensation plan so that executive compensation is aligned with the expectations and interests of shareholders.

In connection with and following our 2023 Annual Meeting, we reached out to shareholders representing approximately 75% of our outstanding shares. Some investors we contacted either did not respond or confirmed that a discussion was not needed at that time. Shareholders representing approximately 45% of our total shares outstanding accepted our invitation to share feedback. In our engagement meetings, our shareholders expressed general satisfaction with changes made to our executive compensation program in fiscal year 2024. They also expressed a range of alternatives on how to structure the program.

Our Board and management team are committed to engaging with and listening to our shareholders.

During fiscal 2024, following the 2023 Annual Meeting of Shareholders, we proactively contacted shareholders representing approximately 75% of our outstanding shares to solicit their feedback so that we had firsthand knowledge of their perceptions about our governance, including our executive compensation programs.

Members of the Compensation Committee, other members of the Board of Directors, as well as our Chief Financial Officer,  met with 9 shareholders representing about 45% of our outstanding shares, to better understand our shareholders’ perspectives and develop appropriate responsive actions.

What We Heard about Executive Compensation and our Response

The following table reflects the feedback we received from our stockholders regarding our executive compensation programs, as well as the actions we’ve taken in response.

Topic	What we Heard	How we Responded
Performance Period	Investors would like long-term awards to have a performance period of three years or longer.	We added a TSR modifier for our 2024 PSU awards that is measured over three years. In addition, the overall performance period for the fiscal year 2025 PSUs was increased to three years.
Total Shareholder Return	Investors would like executive compensation more closely aligned with the interests of shareholders.

In fiscal year 2024, the Compensation Committee granted performance share units to NEOs with a TSR modifier that can increase or decrease earned awards by up to 20%. The fiscal year 2025 PSU awards contain a standalone TSR component (no longer a modifier) that comprises 50% of their value, thereby linking a greater portion of the award to the performance of our stock and the experiences of our stockholders.

Performance Criteria	Investors requested differentiation between the criteria for short-term awards and long-term awards.	The Compensation Committee began differentiating criteria for short-term and long-term awards in fiscal 2024. For example, 2024 short-term incentive awards include targets for revenues and adjusted operating income growth and decreases in inventory value. The 2024 PSUs contain different metrics, and measure adjusted operating income as a percentage of revenues and adjusted revenues growth. The 2024 PSUs also contain a TSR modifier that is measured over three years. The FY 2025 executive compensation program includes further differentiation in the metrics used under the bonus plan and the PSU award, as discussed in the FY 2025 compensation plan disclosure section of this Compensation Discussion and Analysis.
Performance Criteria	Investors requested performance criteria that evaluate the success of mergers and acquisitions consummated by the Company.	The Compensation Committee designed the FY 25 PSU as a standalone TSR metric in order to place more weighting on share performance in response to mergers and acquisitions.

Looking to the future, the Company is committed to maintaining ongoing communication with our shareholders, so that we continue to remain fully aware of shareholder expectations for our executive compensation practices.

Executive Compensation Highlights

●

Shareholder Alignment - The fiscal year 2024 Performance Share Units ("PSUs") include a total shareholder return ("TSR") modifier. The fiscal year 2025 PSUs contain a TSR component that comprises 50% of their value.

●	Continued Emphasis on Equity Awards in Pay Mix - On average, 66% of our NEOs' target compensation and 74% of our CEO's target compensation was granted in the form of equity.
●	Established Executive Stock Ownership Guidelines - The Compensation Committee established share ownership guidelines for executives in the first quarter of fiscal year 2024.
●

Longer Performance Period - The TSR modifier for our 2024 PSUs is measured over three years. For our 2025 PSUs, the performance period itself has been changed to three years in response to shareholder feedback.

●

Comprehensive Shareholder Outreach - We met with shareholders representing approximately 45% of outstanding shares to discuss their perspectives and gather their feedback on our executive compensation program and our corporate governance, incorporating some of their feedback into our fiscal year 2025 plan design.

●

Clawback Policy - We adopted a clawback policy allowing the Company to recover incentive compensation from our executive officers in the event of material noncompliance with any financial reporting requirements.

●

Re-Orientation of Peer Group - The Committee made significant changes to the peer group used for comparing compensation to reflect the Company’s strategic shift away from healthcare equipment and services and into life sciences tools and service. The change impacted compensation decisions beginning in fiscal year 2024. Furthermore, our Global Industry Classification Standard (GICS) code was updated to Life Sciences and Tools effective June 1, 2023.

●

Improved Compensation Discussion and Analysis Disclosures - We continued making improvements to the disclosure included in this Proxy Statement, including the compensation discussion and analysis, with the intent to address concerns that shareholders expressed regarding the transparency of the Committee's decision making.

Realized Compensation

Fiscal year 2024 was a challenging year as we navigated a difficult macroeconomic environment, cautious customer spending, and continued unwinding of the COVID-19 pandemic including the supply chain crisis. While the challenging macroeconomic environment limited our growth in revenues, we were able to manage costs to avoid significant erosion of gross margin and adjusted operating income, a non-GAAP measure of profitability. See Appendix A for more information on this measure. Our executive compensation program outcomes for 2024 reflected our slower-than-expected revenue growth, with pay realized by our executives in fiscal year 2024 coming in below target. Compensation realized by our CEO for fiscal year 2024 was 53% of target, and compensation realized by our other NEOs for fiscal year 2024 was 58% of target.

(1)

Amounts reflected in the target compensation figures above include (i) 2024 base salary (as effective as of June 1, 2023), (ii) 2024 target annual incentive plan compensation and (iii) 2024 target value of the annual long-term equity incentive program awards, in each case as approved by the Compensation Committee. These amounts exclude compensation described in the All Other Compensation column of the Summary Compensation Table and the related footnote. Amounts reflected in the realized compensation figures above include (i) 2024 base salary earned, (ii) the amount earned under the 2024 annual incentive plan, and (iii) the intrinsic value of the long-term equity incentive program awards granted in 2024, in each case based on a stock price of $109.57 at March 28, 2024. The intrinsic value of the long-term equity incentive program awards granted in 2024 excludes the value of stock options, which were underwater as of March 28, 2024. The value of PSUs was calculated based on company performance for the period ended March 31, 2024.

Compensation philosophy and practices

Compensation Philosophy and Objectives of Our Compensation Program

The Compensation Committee oversees our executive compensation program for our NEOs. The Compensation Committee has designed a compensation program for NEOs to attract, retain and motivate exceptional talent in a highly competitive market environment while focusing the executive team and the Company on the creation of long-term value for our shareholders. The Compensation Committee has the authority to engage outside consultants or purchase compensation surveys, if needed, for evaluation of executive compensation levels.

The following table outlines the major tenets that the Compensation Committee uses in designing compensation programs. We believe that these guiding principles help the Compensation Committee achieve its vision to have a compensation program that is competitive, aligned with shareholders, balanced, and motivating.

Philosophy
Pay for Performance	- Our executive compensation programs should be heavily weighted toward at-risk pay and should align with the Company’s operational plans, tying pay to performance.
- Our performance target levels should be challenging but attainable and consistent with the business plans reviewed by the Board, so that targets appropriately motivate and incentivize management.
- Our performance targets and objectives should include both short-term goals to focus management on day-to-day operations, as well as long-term goals that incentivize the long-term creation of shareholder value.
- Our long-term incentive compensation should reflect the experiences of our shareholders.
Shareholder Alignment	- Our executive compensation programs should deter excessive risk taking.
- Performance targets and objectives should align with performance that is most likely to result in attractive returns to our shareholders.
- Executives should be rewarded based on growth and performance separate from market factors
Talent Retention

- Our executive compensation programs should enable us to attract, motivate, retain, and reward executives whose knowledge, skills and performance are critical to our success.
- Our compensation programs are competitive with companies in our peer group and broader industry trends.

Strategy

- Our executive compensation programs should foster a shared commitment among executives by coordinating their goals to the Company's overall strategy, maximizing enterprise-wide collaboration and integration.
- Our executive compensation programs should align with the Company's core values, ethics, and culture.
- Our executive compensation programs should motivate our executives to manage our business to meet our short-term and long-term objectives and reward them for meeting these objectives.

Flexibility

- Our executive compensation programs should allow for flexibility so that the Compensation Committee can address:

        -business needs from compensation

        -competitive issues

        -compensation trends in the industry

        -the broader economic environment

        -special situations that may be encountered in the recruitment, retention, and promotion of employees

- Our executive compensation programs should allow for variation from year to year and should be customizable by person, depending on the circumstances.

Our Executive Compensation Practices

What We Do		What We Don't Do
✔	Pay for Performance: Consistent with our compensation philosophy, we emphasize performance-based compensation that aligns the interests of our executives with those of our shareholders through the use of both short-term cash incentive compensation that pays based on achievement of company and individual performance factors, and longer-term equity awards subject to both time and performance-based vesting as well as total shareholder return.	X	Hedge or Pledge: We do not allow employees to engage in hedging or pledging of our securities.
✔	Benefits: We offer a competitive benefits program. The benefits offered to our executives are the same as those offered to all of our employees.	X	Excess Perquisites: We do not provide perquisites to our employees, including our executive officers.
✔	Benchmark: We maintain an industry-specific peer group for annual benchmarking of executive compensation. This benchmarking is a key factor among those used to determine appropriate compensation for our NEOs.	X	Gross up Payments: We do not provide tax gross-up payments to our executive officers.
✔	Consult: Each year, we engage an independent compensation consultant to advise on executive compensation program design.	X	Executive Retirement Benefits: We do not provide supplemental executive retirement plans, nonqualified defined contribution, or deferred compensation plans to our executive officers.
✔	Clawback Policy: We adopted a clawback policy for short-term cash incentive compensation for our NEOs.	X	Guaranteed Bonuses: We do not provide guaranteed bonuses to our executive officers.

Components of Executive Compensation

Pay Elements

Our executive compensation program was comprised of the following primary components in fiscal year 2024:

Pay Mix

For our compensation programs to be successful, they must be effectively aligned with our key strategic and financial goals. We accomplish this alignment by delivering the majority of NEO compensation in the form of at-risk variable pay that is directly tied to financial performance measures and well-aligned to practices of our Peer Group companies.

The 2024 target direct compensation mix for our CEO and other NEOs are shown in the tables below.

Value of equity awards is reflected at grant date fair value.

*NEO Compensation Mix consists of the average compensation for our Chief Financial Officer and our Senior Vice President of Operations and Continuous Improvement.

Fiscal Year 2024 Base Salary

We pay a competitive base salary to compensate our executive officers for day-to-day services rendered during the year and to provide them with a reasonable level of fixed income regardless of our stock price performance. This helps avoid incentives to create short-term stock price fluctuations and mitigates the impact of forces beyond our control such as general economic and stock market conditions. Our Compensation Committee regularly reviews base salaries and annually engages our independent compensation consultant to conduct compensation benchmarking to assess whether the base salaries of our executive officers are market-competitive. Decisions regarding individual positioning take into account level of responsibility, time in role, current salary and individual performance, as well as the most relevant external market data. Our Compensation Committee may also review an executive officer’s base salary from time to time during a year, including upon promotion or expansion of responsibilities.

For fiscal year 2024, our Compensation Committee reviewed market and peer group data, and determined to increase the base salaries of our NEOs as summarized below:

Executive	Fiscal Year 2023 Base Salary	Fiscal Year 2024 Base Salary	% Change
Gary Owens	$725,000	$754,000	4%
John Sakys	$435,000	$452,000	4%
Brian Archbold	$385,000	$404,000	5%

The increases to our NEO's salaries were implemented effective June 1, 2023 and represented generally the standard raise for the Company for employees who met their identified performance metrics in the fiscal year 2023 performance assessment cycle. The standard base salary increases are reflective of prevailing market increases and help our executive compensation program remain positioned competitively relative to the companies with whom we compete for talent. In addition, the base salary increase provided to Mr. Archbold improves his relative internal positioning to other Mesa named executive roles.

Short-Term Incentive Plan

The Compensation Committee believes it is in the best interest of our shareholders to have a substantial component of total compensation “at-risk” and dependent upon financial performance. The Short-Term Incentive Plan, or "bonus plan", is our annual cash incentive program for employees at the management level and above. It is designed to align executive compensation with the achievement of critical near-term goals for the organization.

The Company’s NEOs, other than the CEO, are eligible to receive annual bonus plan based on achievement of (i) Company-wide Performance Factors (“CPF”) and (ii) performance objectives tied to individual results for their respective functional areas (Individual Performance Factors or "IPF"). The final award can range from 0% to 200% of target, depending on the financial and non-financial performance of the Company against pre-set performance targets. In no circumstance can an executive earn more than 200% of the executive's stated Bonus target, even if the CPF results are achieved at 200%. As President and CEO, Mr. Owens is responsible for developing company strategy and overseeing all of the Company’s corporate functions, product development and commercial activities. As such, Mr. Owens' incentive payout is calculated based solely on the CPF to directly align his compensation with the Company’s performance.

The calculation of the short term incentive plan payout is performed using the following formula:

Timeline for Administration of the Short-Term Incentive Plan

The Compensation Committee administers the plan as follows:

1.	At the beginning of the fiscal year, the Compensation Committee determines the Target Award of all NEOs.
2.

At the beginning of the fiscal year, the CEO, with assistance from senior management, proposes annual financial-based Company Performance Factors, as well as IPF goals for NEOs, which are subject to review and approval by the Compensation Committee.

3.	Following completion of the fiscal year, the Company's finance team evaluates financial performance against the Company Performance Factors.
4.	The CEO considers how each NEO contributed to achievement of company goals to determine any necessary adjustment to each NEO’s IPF.
5.	The Compensation Committee determines the size of the bonus plan awards for individual NEOs based on the Target Awards and the Company’s performance against the CPF.
6.	The Compensation the Committee approves the CEO's bonus plan award based on the achievement of the company financial goals.
7.	Awards are paid out, if earned, in the first quarter of the following year fiscal year.

Target Award

Early in fiscal year 2024, the Compensation Committee established each NEO’s target annual bonus plan compensation as a percent of their base salary (“target award”). In setting target bonus amounts, the Compensation Committee considered the intended bonus target of each NEO upon entering his position, and also considered relevant market and peer group data so that target bonuses are in line with prevailing market compensation practices for executive positions at comparable companies.  Target award amounts for fiscal years 2023 and 2024 are summarized below.

Executive	Fiscal Year 2023 Target Award	Fiscal Year 2023 Target Award as a Percent of Salary	Fiscal Year 2024 Target Award	Fiscal Year 2024 Target Award as a Percent of Salary	Change in Target Award as a Percent of Salary
Gary Owens	$725,000	100%	$829,000	110%	10%
John Sakys	$239,000	55%	$294,000	65%	10%
Brian Archbold	$208,000	54%	$243,000	60%	6%

Company Performance Factor

The financial metrics that we use for our short-term incentive plan are designed to promote the achievement of what we view as the main short-term financial drivers of shareholder value: maximizing revenue, managing controllable expense, and maintaining sound execution. The Compensation Committee therefore selected organic revenues and adjusted operating income as two of the three measures used for our fiscal 2024 annual bonus plan. The Compensation Committee selected these financial measures because they are consistent with how management measures and forecasts the Company’s performance, and as such, how the Company communicates performance to investors. In the case of adjusted operating income, the use of an adjusted measure enables investors and management to compare the Company’s performance to the market on a like-for-like basis, which is particularly important given the varying degrees by which our peer companies grow by acquisition as compared to the acquisitive nature of the Company. Beginning in fiscal year 2024, the Compensation Committee sought to better balance short-term incentive metrics across financial and non-financial areas that are of strategic significance. Therefore, the Compensation Committee added a third performance metric focused on the reduction of inventory.

Measure	Weighting at Target	Why it Matters
Financial
Organic Revenues (#)	40%

 Reflects financial performance, which is a strong indicator of our long-term ability to drive shareholder value

Allows for evaluation of comparable financial results over time

Avoids rewarding participants for acquisitions

Prevalent, industry-relevant measure of growth

Adjusted Operating Income (*)	40%

Reflects achievement of our strategic goals by encouraging efficient operations and resource allocations, in order to maximize earnings relative to revenue

Encourages all employees to contribute to the success of the Company

Strategic
Inventory Reduction (▲)	20%

Encourages Management to take actions to reduce inventory levels following supply chain difficulties in recent years

Use of on-hand inventory or refraining from purchasing new inventory results in more cash on hand to be deployed strategically

Reduces operating expenses associated with inventory storage, expiration, and obsolescence

Company performance measured against the pre-established financial and strategic bonus plan measures is reflected in the chart below:

FY 2024 Short-Term Incentive Plan Performance/Payout Matrix

	THRESHOLD PERFORMANCE LEVEL	TARGET PERFORMANCE LEVEL	MAXIMUM PERFORMANCE LEVEL	Actual	Payout % *(Before Weighting)*	Metric Weighting	Weighted Payout
Organic Revenues *(in Dollars)*	212.4M	223.6M	234.7M	206.9M Actual	0%	40%	0%
Adjusted Operating Income *(in Dollars)*	42.5M	47.2M	51.9M	42.4M Actual	0%	40%	0%
Inventory Reduction *(in Dollars)*	32.7M	31.2M	29.6M	29.3M Actual	200%	20%	40%

COMPANY PAYOUT PERCENTAGE: 40%

(#)

Organic revenues target is defined as GAAP revenues, excluding revenues from acquisitions consummated during the year. GAAP revenues were decreased by $9.3 million, GKE's revenue contribution during fiscal year 2024, to arrive at adjusted revenues. Organic revenues of $206.9 million resulted in achievement of 0% of target levels.

(*)

AOI is a non-GAAP measure defined as: adjusted operating income, excluding the non-cash impact of amortization of intangible assets acquired in a business combination, stock-based compensation and impairment of goodwill and long-lived assets. AOI was adjusted to exclude contributions from the GKE acquisition as well as expenditures associated with consummating the acquisition, resulting in adjusted AOI of $42.8 and no bonus payout with respect to this metric.

(▲)

Inventory reduction is defined to set a target inventory level, exclusive of inventory acquired as part of a business combination consummated after March 31, 2023. Exclusive of inventory acquired as part of the GKE acquisition amounting to $4.1 million, Mesa's inventory was $31.2 million. The threshold target for inventory was $32.7 million. Since Mesa's inventory was lower than the threshold, this CPF was achieved at 200%.

Overall Achievement from Company Performance Factor

Based on the formulaic weighted average of adjusted revenues and adjusted operating income together with inventory reduction goals, the Compensation Committee concluded that an overall achievement of 40% of target was achieved under the Company Performance Factor.

Individual Performance Factor

The IPF subjects the preliminary bonus plan target to an upward or downward adjustment (not to exceed 30%) based on the applicable executive's personal performance as measured against the individual's goals for the year. The goals are designed to be challenging to achieve at 100%. In determining the individual performance modifier for executive officers, the CEO considers each executives' individual accomplishments that helped the Company achieve progress on its growth strategy, including growing the business both organically and through further acquisitions, improving operational efficiency, and continuing to hire, develop, and retain top talent. The performance assessment for individual goals is not calculated on a line-item basis, but rather represents an overall assessment of how the NEO contributed to the success of the Company through and within the NEO's area of responsibility.

Achievement Under the Individual Performance Factor

The CEO in conjunction with the Compensation Committee reviewed and approved the attainment of individual performance objectives by Mr. Sakys and Mr. Archbold for fiscal year 2024, as follows.

John Sakys (IPF: 100%)

●

Supported Mesa’s continued focus on delivering strong financial performance, delivering gross margins consistent with fiscal year 2023 despite a small decrease in revenue, and increasing AOI excluding unusual items as a percentage of revenues compared to fiscal year 2023.

●	Continued expansion of both management and external reporting capabilities to enhance business decision making and improve transparency of financial performance.
●	Addressed the Company's capital structure and financing options by refinancing its credit facility allowing proceeds to be used to service the company's convertible debt.
●	Consummated the Company’s acquisition of GKE and sponsored the integration of GKE into the company's Enterprise Resource Planning tool.

Brian Archbold (IPF: 100%)

●	Sponsored the Company's inventory reduction project, delivering results that exceeded targets set at the start of the year.
●	Continued to scale the global operations team, hiring, promoting, and developing personnel to support the company's vision and operating model.
●	Ensured continuity of business and on-time delivery through improvement of the supply chain function.
●	Managed the calculation of the Scope I and Scope II greenhouse gas emissions for the first time in fiscal year 2024, which is critical to the Company's ESG mission.

Short Term Incentive Plan Payout

The following table sets forth the \bonus plan target award and the actual bonus earned for each NEO for fiscal year 2024.

Executive	Bonus Target	CPF (%) (A)	IPF (B)	Payout percentage (A*B)	Total Bonus Payout
Gary Owens	$ 829,000	40%	100%	40%	$ 331,600
John Sakys	$ 294,000	40%	100%	40%	$ 117,600
Brian Archbold	$ 243,000	40%	100%	40%	$ 97,200

Long Term Equity Compensation

Annual Review of Long-Term Incentives

The Compensation Committee believes that time-based and performance-based long-term equity incentives in the form of PSUs, stock options, and RSUs are effective vehicles to align individual and team performance with the achievement of the Company’s strategic and financial goals over time, retain our NEOs, and align the interests of our NEOs with those of our shareholders. Further, the Compensation Committee believes it is in the best interest of our shareholders to provide long-term incentives to each NEO through stock-based incentives since they directly tie NEO long-term compensation to the performance of our share price.

Grant Practices for Annual Equity Awards for Fiscal Year 2024

For fiscal year 2024, the Compensation Committee considered a number of factors in determining what, if any, equity incentive compensation to grant to the executive officers, including:

●	the performance of the Company during the fiscal year;
●	the practices of our competitors in granting equity awards;
●	the total target compensation for each NEO;
●	the number of shares subject to, and exercise price of, outstanding options, both vested and unvested, held by the executive officers;
●	the number of RSUs held by the executive officers;
●	the vesting schedule of the unvested equity awards held by the executive officers;
●	the financial statement impact of any equity award; and
●	the available shares under the Company’s equity incentive plan.

Equity Award Types

Following a comprehensive review of market pay practices the Compensation Committee developed a long-term incentive program with the intent to remain competitive in award mix and performance requirements with those companies in our peer group. The mix of grants made to NEOs during fiscal year 2024 were as follows:

Fiscal Year 2024 Equity Award	Weighting	Description
Performance-Based RSUs (PSUs)	50%

Each earned PSU entitles the NEO to one share of our common stock.

Performance goals, each measured over the one year period from April 1, 2023 until March 31, 2024: 50% - total revenues, 50% - adjusted operating income as a percentage of total revenues.
If revenues are not achieved at 95% of target, or AOI percentage is not achieved at 90% of target, then no shares vest under the applicable financial portion of the plan.

The PSUs calculated as of March 31, 2024 are then modified up to +/- 20% by relative total shareholder return for the three-year performance period through March 31, 2026.

Awards vest subject to the achievement of performance goals and after application of the TSR modifier, following three years of service to the company on June 21, 2026.

Stock Options	18%	Vest pro-rata over a three-year service period beginning on the first anniversary of the grant date. Exercise price equals fair market value on the grant date.
Time-Based RSUs	32%	Each RSU is equal in value to one share of stock and vests pro-rata over a three-year service period beginning on the first anniversary of the grant date. Settled in shares of our common stock.

2024 Annual Equity Awards

The Compensation Committee reviewed the peer group information provided by F.W. Cook, Company and business unit performance, individual performance, prevailing market trends, feedback from shareholders, and the views of the CEO (in the case of the other NEOs), and applied its judgment to determine that the following equity awards were appropriate, and aligned with our compensation philosophy and our strategic market positioning. Equity targets for our NEOs were relatively consistent with the grants made in fiscal year 2023. The Compensation Committee continues to target PSUs at about 50% of the total equity award value to encourage shareholder alignment with our executive compensation programs and reinforce the Company’s pay for performance philosophy. The target equity awarded to each of the NEOs is intended to align them generally with the market median for similar positions.

The following table sets forth the grant date fair value of the 2024 annual equity awards made to each of our NEOs.

Executive	Performance Stock Units	Restricted Stock Units	Stock Options	Total Equity Award Value
Gary Owens	$2,184,769	$1,376,081	$774,002	$4,334,852
John Sakys	685,924	432,058	243,022	1,361,003
Brian Archbold	558,925	352,011	198,042	1,108,978

Fiscal Year 2024 PSUs

Consistent with feedback from Shareholders, the Compensation Committee made changes to the design of the fiscal year 2024 PSUs, which make up 50% of NEO long-term incentive compensation. The fiscal year 2024 PSUs contain a one-year performance period over which the number of PSUs earned is preliminarily determined based on GAAP Revenues and Adjusted Operating Income as a Percentage of Revenues. However, unlike in prior years, the 2024 PSUs now include a relative total shareholder return modifier which adjusts the payout by +/- 20% based on the Company’s TSR over the 3-year vesting period relative to the S&P Composite 1500 Healthcare Index. The TSR modifier enhances the link between long-term incentive awards and stockholder returns over the three-year vesting period and effectively provides balance between both absolute financial metrics and relative stock-based performance metrics. We believe the new design creates a more sustainable alignment with shareholder interests, preserving long-term focus on stockholder value while enhancing the Company's ability to retain and engage leadership talent.

Performance Metric Selection

The table below and the narrative that follows describe in additional detail the performance metrics and modifiers used in our 2024 PSUs:

Financial Measure	Why it Matters
GAAP Revenues	Strong indicator of our long-term ability to drive shareholder value Allows for evaluation of comparable financial results over time Prevalent, industry-relevant measure of growth
Adjusted Operating Income as a Percentage of Revenues

Metric is closely followed by shareholders, analysts and investors

Measurement of profitability compared to revenues allows management to demonstrate appropriate responsiveness to change in revenues by limiting costs

Total Shareholder Return

Offers clear alignment between the interests of management and shareholders

Summary indicator of long-term performance

Relative (as opposed to absolute) nature of goals accounts for macroeconomic factors impacting the broader market

We set challenging goals for GAAP revenues targets and adjusted operating income as a percentage of revenues and measure those goals over the fiscal year in which the award is made. The Committee believes a one-year measurement period for these metrics is appropriate given the dynamic and acquisitive nature of the Company. The 2024 PSUs use a 3-year vesting period to encourage retention and to incentivize executives to take a long-term view, as any impact to the Company’s long-term performance will decrease the realizable value of the executive’s award. In addition, the incorporation of the 3-year relative TSR metric as described above aligns the compensation of our NEOs with the experiences of our shareholders over the long-term.

Fiscal Year 2024 financial performance targets and achievement before relative TSR metric is applied

The weighting and payouts for the financial performance targets for the fiscal year 2024 PSUs were as follows:

	Total GAAP Revenues (2)	AOI % (2)
Weighting	50%	50%
Threshold (achievement results in 50% payout)	$216.9	19.31%
Target (achievement results in 100% payout) (1)	$228.0	21.44%
Maximum (achievement results in 200% payout)	$239.2	23.41%
Actual Results	$216.2	21.64%
Payout Factor by Metric	0%	110%
Aggregate Payout Factor	55%

(1)	Performance results between the threshold and the maximum level of performance are calculated on a pro-rata basis by individual target.
(2)	Adjustments were made to GAAP revenues and AOI% to calculate actual performance according to the plan agreement. Long-term targets are adjusted for acquisitions.

Performance Achievement before Application of Relative TSR Metric

Actual GAAP revenues for the year was $216.2, resulting in no payout as to that metric, and actual adjusted operating income for the year was 21.64%, resulting in achievement of 110% as to that metric.

Total weighted payout was 55% prior to application of the relative TSR modifier.

Relative TSR modifier

The number of PSUs finally distributed in June 2026 will be subject to further adjustment based on the Company’s TSR relative to the S&P Composite 1500 Healthcare Index during the period beginning on April 1, 2023 and ending on March 31, 2026, as shown below.

3-Year TSR Performance	Impact on Shares Earned
Increase in Payout
Top Quartile (75th percentile or greater)	+20%
Median	No adjustment
Decrease in Payout
Bottom Quartile (25th percentile or less)	-20%

Linear interpolation is used for results between the 25th and the 75th percentile.

The number of PSUs earned, if any, after the application of the relative TSR multiplier will generally vest and be paid out in June of 2026 based on the continued employment of the NEO through the vesting date.

CEO Special Award

During fiscal year 2022, the Compensation Committee granted a special long-term PSU equity award to our Chief Executive Officer covering a target of 40,000 performance share units that is subject to both performance and service conditions. The performance period of the award is the three-year period from April 1, 2021 through March 31, 2024, with long-term vesting thereafter generally contingent upon continued employment. The performance metrics are cumulative GAAP revenues over the performance period and cumulative adjusted operating income (see Appendix A) over the performance period. The number of shares issuable upon vesting ranges from 0 to 40,000; if financial performance targets are not met, then no shares vest. Achievement at target results in 100% payout, but there is no opportunity for higher than 100% payout. Based on actual performance through the period ended March 31, 2024, the award will be earned at 87% of target and such earned amount will vest based on continued employment, as shown below.

Financial performance targets

The financial performance targets for the special award were (dollars in thousands):

	Cumulative GAAP Revenues		Cumulative Adjusted Operating Income (1)
	Cumulative GAAP Revenues Target Dollars	Achievement %	Cumulative Adjusted Operating Income Target Dollars	Achievement%
Below Threshold	$514,031	0%	$130,455	0%
Threshold	$514,032	80%	$130,456	80%
Target	$642,540	100%	$163,070	100%
Above Target	$642,541	100%	$163,071	100%

(1)

Adjustments were made to cumulative AOI to calculate actual performance according to the plan agreement: purchase accounting adjustments to inventory in the amount of $7,462 and acquisition and integration costs related to the Agena Acquisition in the amount of $2,386 were excluded from cumulative adjusted operating income.

Financial performance achievements

Achievement under the financial performance targets was calculated as follows (dollars in thousands):

	Cumulative Revenues	Cumulative AOI
Weighting	30%	70%
Shares available	12,000	28,000
Cumulative Revenues/ AOI Target	$642,540	$163,070
Actual Achievement	$619,605	$134,559
Achievement as a Percent of Target	96%	83%
Shares Earned	11,572	23,105
Total Shares	34,676
Percent Achievement	87%

Vesting

The award is structured such that following the performance period, the CEO must continue his employment with Mesa for about 2.5 years to vest in all awards. The awards vest in equal amounts on each of October 27, 2024, October 27, 2025, and October 27, 2026. Since the award commenced on October 27, 2021, the award effectively has a five-year vesting schedule.

Fiscal Year 2025 Executive Compensation Program

The Compensation Committee closely considered shareholder feedback and reviewed our executive compensation program to assess whether to update the program design, with input from Management and the Committee’s independent compensation advisor, FW Cook. As a result of this extensive feedback and review process and the generally positive feedback we received from investors regarding our current executive compensation approach, the Compensation Committee decided to make only incremental changes to our executive compensation program for 2025, as described below.

2025 Base Salaries

The Committee determined that base salary increases for fiscal year 2025 will be between 4% and 6% for the NEOs.

2025 Annual Short Term Incentive Plan - New Metrics and Revised Weightings

The short-term incentive plan for fiscal year 2025 will be structured the same as the fiscal year 2024 plan, except that the targets have been modified for fiscal year 2025. The strategic metric will be measured as a further reduction of inventory.

Our 2025 STIP is designed with the same metrics that are discussed above in the 2024 bonus plan.

2025 Annual Long Term Incentive Plan - New Standalone Total Shareholder Return Metric

Consistent with feedback from shareholders, our Compensation Committee intends that fiscal year 2025 PSUs will continue to make up at least 50% of the grant date fair value of equity awards and use GAAP revenues as a performance metric but will use relative TSR as the other standalone performance metric as opposed to AOI as a percentage of revenues. In addition, both performance metrics will be measured over a three-year (as opposed to one-year) period, and there will be no relative TSR modifier. Revenues targets will be adjusted in the event that the Company consummates a material acquisition, subject to the terms of the plan.

PSU	Revenues Growth	AOI as a Percent of Revenues	Three year TSR	TSR Modifier
Fiscal Year 2025	50%	N/A	50%	N/A
Fiscal Year 2024	50%	50%	N/A	+/-20%

Other Benefits, including Retirement Plans

In addition to the principal compensation elements described above, we offer to our executive officers access to the same benefits we provide all full-time employees. As such, the NEOs have available: competitive medical, dental and vision benefits, flexible spending accounts (including dependent care), supplementary life insurance coverage, disability coverage and an Employee Assistance Program. The Company matches 100% of the first 4% of a participant’s compensation that is contributed by an eligible participant to the 401(k) plan, subject to the applicable limits imposed by the Internal Revenue Code of 1986 (the “Code”). We do not offer a deferred compensation plan.

Employment and Change-in-Control Agreements

The Company uses employment agreements to retain and attract highly qualified executive officers in a competitive market and currently has employment agreements with all of our executive officers. We believe that employment agreements help ensure the continued dedication of executives in case of personal uncertainties or risk of job loss and help protect the Company in the event an executive leaves the Company. Furthermore, the Compensation Committee believes that the establishment of severance terms in advance allows NEOs to continue to focus on the business rather than on their personal circumstances in the event that a termination event occurs. The terms of our executive officers’ employment agreements are substantially similar and generally establish an initial base salary, a target incentive bonus plan amount or percentage that serves as the basis for the annual cash incentive bonus plan, an annual equity target and an equity grant upon hire. The employment agreements also include specific terms regarding severance payments and other benefits, if any, due to the executive under various employment termination circumstances, except to the extent superseded by the Executive Severance Plan. See “Potential Payments upon Termination or Change in Control” for additional information regarding the severance payments each of our NEOs could receive under their employment agreements.

Executive Compensation Process

Roles and Responsibilities

The following information is intended to describe the roles of various parties in determining our compensation programs and achievement of awards that may include discretionary elements.

The Compensation Committee's Role in Establishing Named Executive Officer Compensation

Our Board has selected the Compensation Committee members for their experience and abilities in determining compensation for our NEOs. The Compensation Committee is primarily responsible for all aspects of our executive compensation program. The Compensation Committee feels that a data driven, objective approach, supplemented by a consideration of qualitative factors, is the most appropriate way to exercise its duties to our Board, to the Company and to shareholders. The Compensation Committee retains full discretion in determining executive compensation.

Management's Role in Establishing Compensation

The Compensation Committee believes it is appropriate to consult with management on executive compensation matters because each member of management has significant involvement in and knowledge of the Company’s business goals, strategies and performance and can provide input and valuable feedback. The CEO provides recommendations with respect to the other executive officers’ compensation, but he does not participate in decisions regarding his own compensation. In no event is a member of management present while his or her own compensation is decided.

Management is occasionally invited to attend Compensation Committee meetings; however, more often, the Compensation Committee meets in executive session without the CEO or other members of management present.

Role of Independent Compensation Consultants

The Compensation Committee retained Frederic W. Cook & Co, Inc. ("FW Cook"), an independent executive compensation consulting firm, to provide the Compensation Committee with advice regarding compensation matters for fiscal year 2024. FW Cook was invited to attend certain Compensation Committee meetings in fiscal year 2024 to provide advice with respect to the fiscal year 2025 executive compensation program.

FW Cook assisted the Compensation Committee with review and assessment of the Company's compensation peer group, advice regarding executive compensation levels and practices, guidance on the design of our executive compensation plans, and the provision of certain market and industry compensation trends and regulatory developments.

All fees paid to FW Cook were in connection with the firm’s work on executive compensation matters on behalf of the Compensation Committee; no fees were paid to the firm for any other work. FW Cook was retained by the Compensation Committee, and the committee determined that the firm’s services to Mesa did not and does not give rise to any conflict of interest. The Compensation Committee considers FW Cook to have sufficient independence from our Company and executive officers to allow it to offer objective advice.

Our executive compensation program is designed to attract, retain, and motivate top-level talent as leaders for Mesa and to compensate them appropriately for their contributions towards the strategic, operational, and financial objectives of the Company. Our Compensation Committee adopted an executive compensation program for fiscal year 2024 that it believed would allow us to be competitive with our compensation peer group and with the companies with whom we compete for talent while also focusing on internal pay parity and driving achievement of our operational and strategic objectives. Our compensation program is also intended to reflect market expectations for at-risk compensation so that we are able to retain our executive officers and attract additional executive officers when it becomes necessary.

Determining Target Compensation

General

In establishing target compensation levels, the Compensation Committee considers market practices, internal pay parity (which is based on position, responsibility, and contributions of the applicable NEO) and the Compensation Committee’s assessment of the appropriate pay mix for a particular position. In order to gauge the competitiveness of our executive compensation programs, the Compensation Committee reviews compensation practices and pay opportunities from a selection of publicly traded peer companies as well as general industry survey data. . The Compensation Committee also considers pay for performance, individual capability, innovative thinking, leadership, experience, and the potential to create value in setting compensation. The Compensation Committee considers all sources of information in the aggregate and does not place any particular weight on any one factor.

Compensation Peer Group

Mesa's strategic focus has shifted in recent years towards servicing biopharmaceutical markets as a life sciences tools company. Further, as the Company's business lines have expanded, both organically and inorganically, the complexity of the work facing the management team has increased. A critical goal for the Compensation Committee for fiscal year 2024 was to analyze and update the fiscal year 2024 compensation package for NEOs, in the context of an updated and relevant compensation peer group.

The Compensation Committee believes that the compensation peer group should include companies with many of the following characteristics:

●	Appropriately reflect the nature of Mesa's evolving business strategy as a life sciences tools business operating in a broad scope of areas;
●	Consist of companies with comparably sized revenues and market capitalization to Mesa and generally below $1 billion;
●	Reflect the complexity of Mesa and include companies with multiple segments;
●	Include companies with multinational operations, including in China;
●	Include growth companies, particularly those focused on growth through acquisitions; and
●	Employ an approximately similar number of employees to Mesa.

Not all companies from our 2023 peer list met all of the criteria noted above. Therefore, with the help of FW Cook, our independent compensation consultant, the Compensation Committee updated its 2024 peer list to better align with the Company's strategic shift. Additionally, the Company proactively adopted a larger peer set (in terms of numbers) to mitigate the impact of future merger and acquisition activity, as well as to help smooth out peer group volatility. The peer group used for fiscal year 2023 and fiscal year 2024 compensation program design consists of the following:

2023 Peer Companies(1)			2024 Peer Companies(2)
●	Azenta, Inc.	●	Adaptive Biotechnologies Corporation
●	Cardiovascular Systems, Inc.	●	Artivion, Inc.
●	Cryoport, Inc.	●	Azenta, Inc.
●	Heska Corporation	●	BioLife Solutions Inc.
●	Ligand Pharmaceuticals Incorporated	●	Codexis, Inc.
●	Meridian Bioscience, Inc.	●	Cryoport, Inc.
●	Neogen Corporation	●	Cytex Biosciences, Inc.
●	NeoGenomics, Inc.	●	Harvard Bioscience, Inc.
●	Repligen Corporation	●	Heska Corporation (1)
		●	Inogen, Inc.
		●	Maravai LifeSciences Holdings, Inc.
		●	Nanostring Technologies, Inc.
		●	Neogen Corporation
		●	NeoGenomics, Inc.
		●	Quanterix Corporation
		●	Repligen Corporation

(1)	Three companies in the Company's 2023 peer group list were removed for a multitude of reasons as we shift from primarily health care companies (i.e., health care equipment, services, and supplies) to majority life sciences tools and services. Cardiovascular Systems and Meridian Bioscience were both acquired, the latter of which was also taken private, and Ligand Pharmaceuticals was removed as it was a less desirable business fit.
(2)	There were ten additions to the Company's peer group in 2024. The additions were identified by FW Cook through a multi-faceted screening methodology that involves filtering a large group of U.S.-based publicly-traded companies down to a relevant set of similarly-sized businesses which meet some or all of the peer group selection criteria above.
(3)	Heska was acquired and will not be included in our peer group going forward.

As part of a sound governance process, the Compensation Committee anticipates reviewing the list of peer companies on an annual basis.

Using Comparative Compensation Data

FW Cook provided peer group comparison data for the Company’s executive officers including benchmark salaries, short term incentive targets, and long-term incentive targets for positions similar to Mesa's NEO positions, and the Compensation Committee used this data for background and context when setting total compensation and each compensation element for executive officers for fiscal year 2024. However, in determining executive compensation, the Compensation Committee did not solely rely on comparative data from, or target any particular level of total compensation or individual component of compensation against, the compensation peer group. While comparative peer group data provides helpful market information, the Compensation Committee believes in utilizing a number of resources, such as published compensation surveys and other available proxy and compensation data, to evaluate whether our executive compensation program is competitive in the market in which we compete for talent.

Evaluating 2024 Performance

The Compensation Committee’s consideration of the primary components of compensation for all NEOs is based upon a combination of common criteria and measures applicable to all of the officers, as well as individual goals and objectives applicable specifically to each officer. For fiscal year 2024, the Compensation Committee considered and applied a number of measures to evaluate the NEOs, including:

●	Consolidated Company financial performance as represented by growth of revenues and adjusted operating income;
●	Prior individual performance and compensation;
●	The complexity and scope of the responsibilities of the NEO’s position, as well as any changes to such responsibilities;
●	The NEO’s overall experience, as well as experience at Mesa;
●	Market and survey data provided by FW Cook, our executive compensation consultant; and
●	In the case of the CEO, the Committee’s evaluation of individual performance.

As CEO, Mr. Owens has the broadest complexity and scope of responsibilities, as he oversees all aspects of our operations. Our other NEOs report directly to Mr. Owens. Individual performance against performance targets will vary among the NEOs.

Individual goals and objectives varied for each named executive officer based on his area of responsibility. Although these goals and objectives are all considered important, they are not assigned any particular weight for incentive compensation purposes. In fiscal year 2024:

●

In addition to overseeing the company's objectives, Mr. Owens’ individual goals and objectives related to acquisitions, integration of past acquisitions, legal and regulatory compliance, customer relations, product quality, employee relations and retention, organizational development, safety performance, process improvement, investor relations, revenues and adjusted operating income growth.

●

Mr. Sakys is responsible for Mesa's internal financial systems and controls. His individual goals and objectives included scaling the company's global finance organization, improving the company's continued access to capital including refinancing its debt to ensure continued ability to meet financial objectives including further acquisitions, completing the acquisition of GKE, making continued improvements in the company's financial closing and internal controls processes, as well as the continued expansion of internal and external reporting capabilities to enhance business decision making and improve transparency of financial performance. The overall evaluation of achievement of these factors involves a qualitative assessment of achievements, and a quantitative evaluation of certain key performance indicators. Mr. Owens evaluated Mr. Sakys's actual performance against his objectives and presented to the Compensation Committee that many of his objectives were achieved.

●

Mr. Archbold oversees all operations on a global basis. Mr. Archbold's individual goals for fiscal year 2024 included driving process efficiencies across the organization using the Mesa Way, sponsoring the integration of operations following the acquisition of GKE, reducing the amount of inventory on hand following the global supply chain crisis, assisting with ESG objectives, such as the calculation and disclosure of scope I and scope II greenhouse gas emissions, and driving customer excellence through service and quality. He also leads the human resources department. The overall evaluation of achievement of these factors involves a qualitative assessment of achievements, and a quantitative evaluation of certain key performance indicators. Mr. Owens evaluated Mr. Archbold's actual performance against his objectives and presented to the Compensation Committee that many of his objectives were achieved.

The Compensation Committee believes that our underlying executive compensation program appropriately reflects annual financial performance and rewards and motivates behaviors that can create long-term shareholder value. For fiscal year 2024, the Compensation Committee evaluated the performance of the named executive officers, applying in each case the common criteria and measures and individual goals and objectives described above, as well as the Company’s actual performance against the targeted financial performance for payment of incentive compensation, making adjustments at its discretion. As a result, the Committee approved the fiscal year 2024 compensation described in the preceding pages for each of the named executive officers.

Prohibition Against Short Selling, Hedging or Pledging of Company Securities

Our written policy against insider trading (“Insider Trading Policy”) prohibits any director, officer, or other employee from engaging in short sales of, or otherwise hedging, the Company’s securities. This prohibition includes any transaction, direct or indirect, involving financial instruments that are designed to hedge or offset any decrease in the market value of our common stock. This prohibition applies to all securities issued by the Company, including equity and debt. The Company’s Insider Trading Policy also prohibits directors, officers, and employees from pledging the Company’s securities as collateral for loans.

Compensation and Risk Oversight

Consistent with SEC disclosure requirements, the Compensation Committee has worked with management to assess compensation policies and practices for Company employees and has concluded that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. In making such determination, the Compensation Committee considered and evaluated not only risks related to the Company’s cash and equity-based compensation programs and practices, but also whether the Company’s compensation plans encourage participants to take excessive risks. The following factors support our conclusion:

●	Overall compensation levels are in a competitive market range for a company of Mesa's size and scope.
●

Our programs use a mix of short-term and long-term incentives and we have increasingly varied our performance metrics to include revenues, profitability, and strategic-focused goals in an effort to deter undue focus on a single goals.

●	Our compensation programs heavily emphasize stock-related compensation that is earned over a period of years, which incentivizes our executive team to focus on long-term value creation.
●	PSUs granted in fiscal year 2024 and 2025 contain a 3-year total shareholder return modifier or metric as well as a maximum share cap.
●	Annual cash incentives for NEOs and all other eligible company employees are capped at 200%, including possible adjustments based on individual performance.
●	We have established stock ownership requirements for the CEO (5 times base salary), for the other NEOs (3 times base salary), and for non-employee directors (3 times annual retainer).
●

Our insider trading policy prohibits officers and all other employees from pledging shares, trading put or call options, and engaging in short sales or hedging transactions involving Mesa's securities.

●

We have established a “clawback” policy for our NEOs that allows us to recoup performance-based equity awards and cash bonus payments in the event of material non-compliance with financial reporting requirements.

●	The Compensation Committee provides close oversight of our compensation programs, including a significant level of engagement, self-assessment and executive session discussions.

Clawback policY

In compliance with SEC and Nasdaq listing standards, in October 2023, the Compensation Committee adopted the Mesa Laboratories, Inc. Executive Compensation Clawback Policy (the “Clawback Policy”) which provides that if the Company is required to prepare an accounting restatement due to the Company’s material non-compliance with any financial reporting requirement, we are required to recoup (subject to certain limited exceptions described in the Clawback Policy) any cash or equity incentive compensation received by any current or former executive officer in the three years prior to the date we are required to restate our financial statements that is in excess of the amount that would have been received based on the restated financial statements. A copy of the Clawback Policy is included as Exhibit 97.1 to our Form 10-K.

Tax Considerations

In designing our compensation programs, we consider the tax, accounting and disclosure rules associated with various forms of compensation, although the design of our programs is focused primarily on attracting and retaining the top talent in our industry and incentivizing those individuals to execute on the Company’s business strategy and to increase shareholder value.

For tax years beginning on or after January 1, 2018, the Tax Cuts and Jobs Act of 2017 generally eliminated the qualified performance-based compensation exception to the $1 million per year deduction limit under Section 162(m) of the Code for compensation paid to certain executive officers of the Company (“covered employees”) , and expanded the scope of “covered employees” whose compensation may be subject to this deduction limit to include the Company’s chief financial officer and former covered employees of the Company for tax years beginning after December 31, 2016. We design programs that recognize a range of performance criteria important to our success, even though compensation paid under such programs may not be deductible.

Under Section 280G and Section 4999 of the Code, compensation that is granted, accelerated or enhanced upon the occurrence of a change in control may give rise, in whole or in part, to “excess parachute payments” and, to such extent, will be non-deductible by the Company and will be subject to a 20% excise tax payable by the executive. Our compensation arrangements do not provide for gross-ups for this excise tax.

Section 409A of the Code prescribes various requirements regarding the timing of deferral elections, the timing of payments, and certain other matters affecting the operating of nonqualified deferred compensation plans. Failure to satisfy these requirements can expose our employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. We design our compensation programs with the intent that they comply with or be exempt from Section 409A of the Code, although there is no guarantee that any particular element of compensation will, in fact, be so compliant or exempt. Our compensation arrangements do not provide for gross-ups for any penalty taxes or interest that may be imposed under Section 409A of the Code.

Executive Compensation

Summary Compensation Table

The following table lists compensation awarded to or earned by the NEOs for the fiscal years ended March 31, 2024, 2023 and 2022.

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
(a)	(b)	(c)	(e)	(f)	(g)	(i)	(j)

Gary Owens	2024	754,000	3,560,850	774,002	331,600	15,114	5,435,566
CEO and President	2023	732,692	3,205,716	962,521	282,750	6,692	5,190,371
	2022	579,231	15,216,960	1,200,052	1,072,600	8,138	18,076,981

John Sakys	2024	452,000	1,117,982	243,022	117,600	12,688	1,943,292
VP and Chief Financial Officer	2023	443,077	1,049,830	306,243	93,210	15,115	1,907,475
	2022	366,785	758,535	375,007	380,600	12,189	1,893,116

Brian Archbold	2024	404,000	910,936	198,042	97,200	12,442	1,622,620
SVP of Operations and Continuous Improvement	2023	387,307	748,210	226,725	81,120	17,165	1,460,527
	2022	297,018	430,549	260,064	200,680	12,195	1,200,506

(1)	The amounts reported in the Stock Awards column reflect the grant date fair value of stock awards determined pursuant to ASC Topic 718. The grant date fair values have been determined based on the assumptions and methodologies set forth in our Annual Report for fiscal year 2024 (Note 9. Stock Transactions and Stock-Based Compensation). The grant date fair value for PSUs granted during fiscal year 2024 is reported based upon the probable outcome of the performance conditions at the target level on the grant date. The value of the annual PSU awards granted in fiscal year 2024, assuming achievement of the maximum performance level and maximum achievement under the relative TSR modifier of 240%, would have been: Mr. Owens: $5,243,446; Mr. Sakys: $1,646,218; and Mr. Archbold: $1,341,420.
(2)	The amounts reported in the Option Awards column represent the grant date fair value of nonqualified stock option awards granted to each of the NEOs, calculated in accordance with ASC Topic 718. The grant date fair values have been determined based on the assumptions and methodologies set forth in the Company’s Form 10-K for fiscal year 2024 (Note 9. Stock Transactions and Stock-Based Compensation).
(3)	The amounts reported in the Non-Equity Incentive Plan Compensation column reflect the amounts earned by each NEO under the Company’s Short-Term Incentive Plan.
(4)	The fiscal year 2024 amounts reported in the All Other Compensation column reflect 401(k) matching funds for Messrs. Owens, Sakys, and Archbold.

Grant of Plan-based Awards in Fiscal Year 2024

The following table sets forth certain information with respect to grants of plan-based awards for fiscal year 2024 with respect to our NEOs.

			Estimated future payments under non-equity incentive plan awards			Estimated possible payouts under equity incentive plan awards
Name	Grant Date	Award Description	Threshold ($) (1)	Target ($)	Maximum ($)	Threshold (# shares)	Target (# shares)	Maximum (# shares)	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Gary Owens	n/a	Short-term Incentive Plan	-	829,000	1,658,000							-
	9/1/2023	Restricted Stock Units (3)							9,902			1,376,081
	6/21/2023	Performance Shares (4)				8,258	16,515	39,636				2,184,769
	6/21/2023	NQ Options (5)								17,896	131.67	774,002
John Sakys	n/a	Short-term Incentive Plan	-	294,000	588,000							-
	9/1/2023	Restricted Stock Units (3)							3,109			432,058
	6/21/2023	Performance Shares (4)				2,593	5,185	12,444				685,924
	6/21/2023	NQ Options (5)								5,619	131.67	243,022
Brian Archbold	n/a	Short-term Incentive Plan	-	243,000	486,000							-
	9/1/2023	Restricted Stock Units (3)							2,533			352,011
	6/21/2023	Performance Shares (4)				2,113	4,225	10,140				558,925
	6/21/2023	NQ Options (5)								4,579	131.67	198,042

(1)	Each executive officer was eligible to earn a cash award under our short-term incentive plan, described more fully in the “Short-Term Incentive Plan” discussion above. Our Short-Term Incentive Plan does not contain a formalized “threshold” level of performance that would entitle an executive to a minimum annual cash award. Amounts under Target reflect the amount that would have been paid to the executive officer if achievement against targets resulted in a CPF of 100% with no adjustment for individual performance. Amounts under Maximum reflect the bonus plan amount which would have been payable had achievement against targets been at the maximum level. Actual bonuses paid are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2)	The grant date fair value of RSUs was determined pursuant to FASB Topic 718 and is equal to the market price per share of $138.97 on the date of grant multiplied by the number of shares covered by the RSU. The grant date fair value of nonqualified stock options was determined pursuant to FASB Topic 718, using the Black-Scholes valuation model, and is equal to $43.25 multiplied by the number of shares covered by the applicable option. The grant date fair value of PSUs was determined pursuant to FASB Topic 718 based on the assumptions and methodologies set forth in our Form 10-K (Note 9. Stock Transactions and Stock-Based Compensation) for fiscal year 2024.
(3)	Restricted stock unit awards vest ratably on September 1, 2024, June 21, 2025, and June 21, 2026.
(4)	The PSUs are earned based on performance for the period from April 1, 2023 until March 31, 2024, subject to a 3-year relative total shareholder return modifier that can adjust the total awards earned up or down by up to 20%. Earned PSUs vest based on the executive's continued service through June 21, 2026.
(5)	Options vest ratably over a three-year period on June 21, 2024, June 21, 2025, and June 21, 2026.

Outstanding Equity Awards at March 31, 2024

The following table sets forth certain information with respect to outstanding equity awards of our NEOs as of March 31, 2024.

		Option Awards					Stock Awards
Name	Date of Grant	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)		Market value of shares of units of stock that have not vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or other Rights that have not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or other Rights that have not Vested ($) (1)
Gary Owens	9/1/2023							9,902	(2)	1,084,962
	6/21/2023	-	(3)	17,896	(3)	131.67	6/21/2029
	6/21/2023										10,900	(4)	1,194,302
	6/15/2022	5,451	(5)	10,902	(5)	185.57	6/15/2028
	6/15/2022							4,646	(6)	509,062
	6/15/2022							2,102	(7)	230,316
	10/28/2021							35,200	(8)	4,382,800
	9/1/2021	10,530	(9)	5,256	(9)	268.85	9/1/2027
	9/1/2021							1,637	(10)	179,366
	6/15/2020	13,795	(11)	-		226.72	6/15/2026
	6/15/2019							1,000	(12)	109,570
	6/10/2019	9,939	(13)	-		203.54	6/10/2025
	4/2/2018	5,000	(14)	-		142.40	4/2/2024
	3/20/2017	21,000	(15)	-		122.98	3/20/2025
John Sakys	9/1/2023							3,109	(2)	340,653
	6/21/2023	-	(3)	5,619	(3)	131.67	6/21/2029
	6/21/2023										3,422	(4)	374,959
	6/15/2022	1,734	(5)	3,469	(5)	185.57	6/15/2028
	6/15/2022							1,586	(6)	173,778
	6/15/2022							669	(7)	73,193
	9/1/2021	3,291	(9)	1,642	(9)	268.85	9/1/2027
	9/1/2021							511	(10)	55,990
	6/15/2020	3,951	(11)	-		226.72	6/15/2026
	6/10/2019	4,087	(13)	-		203.54	6/10/2025
	4/2/2018	2,500	(14)	-		142.40	4/2/2024
Brian Archbold	9/1/2023							2,533	(2)	277,541
	6/21/2023	-	(3)	4,579	(3)	131.67	6/21/2029
	6/21/2023										2,789	(4)	305,536
	6/15/2022	1,284	(5)	2,568	(5)	185.57	6/15/2028
	6/15/2022							1,070	(6)	117,240
	6/15/2022							495	(7)	54,237
	9/1/2021	2,282	(9)	1,139	(9)	268.85	9/1/2027
	9/1/2021							354	(10)	38,788
	6/15/2020	1,780	(11)	-		226.72	6/15/2026
	6/10/2019	1,064	(13)	-		203.54	6/10/2025
	4/2/2018	420	(14)	-		142.40	4/2/2024

(1)	The value of equity awards is based on the closing of the Company’s stock on Nasdaq on March 28, 2024, the last trading day of fiscal year 2024, which was $109.57.
(2)	Represent the annual restricted stock unit award grant for fiscal year 2024. Awards vest ratably on each of September 1, 2024, June 21, 2025, and June 21, 2026, subject to the executive's continued employment.
(3)	Represents the annual stock option grant for fiscal year 2024. Shares vest ratably on each of June 21, 2024, June 21, 2025, and June 21, 2026, subject to the executive's continued employment.
(4)	Represents performance restricted stock units granted for fiscal year 2024. The performance achievement under this award was measured for the period from April 1, 2023 until March 31, 2024 and was achieved at 55%. The awards are presented in the table above at 55% achievement plus 20% potential additional shares as there is a TSR modifier that could result up to 20% more awards issued, based on the performance of MLAB to a peer group. The awards vest on June 21, 2026, subject to the executive's continued employment.
(5)	Represents the annual stock option grant for fiscal year 2023. The remaining shares vest ratably on each of June 15, 2024 and June 15, 2025, subject to the executive's continued employment.
(6)	Represents the annual restricted stock unit award grant for fiscal year 2023. The remaining awards vest ratably on each of June 15, 2024 and June 15, 2025, subject to the executive's continued employment
(7)	Represents the strategic award portion of the performance share unit award for fiscal year 2023. The performance achievement under this award was measured for the period from April 1, 2022 until March 31, 2023 and was achieved at 67%. The awards vest on June 15, 2025, subject to the executive's continued employment.
(8)	Represents performance share units issuable under the CEO award granted in fiscal year 2022, at the actual level of achievement, based on measurement over the three-year period from April 1, 2021 through March 31, 2024. Achievement under this award was 88%. Shares will vest ratably on each October 27, 2024, October 27, 2025 and October 27, 2026.
(9)	Non-qualified stock options granted on September 1, 2021. The remaining outstanding non-qualified stock options vest on June 15, 2024, subject to the executive's continued service through the vesting date.
(10)	Represents annual restricted stock unit granted on September 1, 2021. The remaining outstanding restricted stock units vest on June 15, 2024, subject to the executive's continued service through the vesting date.
(11)	Represents non-qualified stock options granted on June 15, 2020. The non-qualified stock options are vested and may be exercised until June 15, 2026.
(12)	Represents restricted stock units granted on June 15, 2019 as make whole awards for Mr. Owens. The remaining outstanding awards will vest June 15, 2024, subject to Mr. Owens' continued employment.
(13)	Represents non-qualified stock options granted on June 10, 2019. The non-qualified stock options are vested and may be exercised until June 10, 2025
(14)	Represents non-qualified stock options granted on April 2, 2018. The non-qualified stock options are vested and could have been exercised until April 2, 2024. The non-qualified stock options were not exercised and have since expired by their terms.
(15)	Represents non-qualified stock options granted on March 20, 2017 as inducement awards in connection with acceptance of the CEO role. The non-qualified stock options are vested and may be exercised until March 20, 2025.

Options Exercised and Stock Vested

The following table sets forth the aggregate dollar value realized by the NEOs upon the exercise of stock options and the vesting of stock awards during fiscal year 2024.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of shares acquired on vesting (#) (2)	Value Realized on Vesting ($) (3)
Gary Owens	2,000	12,807	5,643	761,803
John Sakys	-	-	1,696	228,960
Brian Archbold	-	-	1,226	165,509

(1)	Determined by multiplying the number of options that were exercised during fiscal year 2024 by the difference between the per share closing price of our common stock on the date of exercise and the exercise price of the options, but not including any tax impact incurred in connection with such exercise.
(2)	Reflects the number of shares of Mesa common stock acquired on vesting of restricted stock units.
(3)	Determined by multiplying the number of restricted stock units by the market value of the underlying shares on the vesting date.

Potential Payments upon Termination or Change in Control

On September 29, 2021, Mesa entered into Amended and Restated Executive Employment Agreements with each of Messrs. Owens and Sakys and into Executive Employment Agreements with Mr. Archbold (collectively, the "Employment Agreements").

The Employment Agreements have the same severance and other terms except for salary and position description. The Employment Agreements have indefinite terms and continue until terminated by either party.

In the event the Company terminates an executive officer’s employment without cause or the executive officer terminates his employment for good reason, the executive officer will receive: (i) an amount equal to one times the sum of (x) his base salary plus (y) target annual bonus, with such amount paid over the period of 12 months following the date of termination; (ii) an annual bonus for the year in which the termination of employment occurs based the greater of target or actual performance for the year, prorated to reflect the portion of the year elapsed prior to his termination of employment; (iii) payment equal to the cost for 24 months’ COBRA and continuation of group health plan coverage as of the date of his termination of employment, and his equity-based awards will be treated as follows: (a) all awards with greater than three years’ vesting schedule will become vested and exercisable for its full term pursuant to the applicable award agreement; (b) For equity with vesting schedules less than three years, (x) all restricted stock and options due to vest within the next 12 months will become vested, and options will remain outstanding and exercisable for 14 months, and (y) all performance shares will vest at the higher of actual performance or target.

In the event that the executive officer is terminated during the three months before or the 24-month period following a change in control of the Company, the executive officer will receive the severance pay and benefits listed above, except that (i) the severance amount will equal two times the sum of (x) his base salary plus (y) target annual bonus and will be payable in a lump sum within 60 days following the date of termination; (ii) pro-rata bonus; and (iii) payment equal to the cost for 24 months’ continuation of COBRA and group health plan coverage as of the date of his termination of employment (which will be payable monthly and discontinued if the executive finds another position with medical insurance).

In the event that a change in control of the Company occurs, all unvested equity awards held by the executive officer will immediately vest, with any performance-based awards deemed to have been earned at the higher of actual performance or target. Options will remain outstanding and exercisable for their full term.

If the executive resigns voluntarily without good reason, he will receive no cash severance, and his equity-based awards will be treated as follows: (a) For equity with vesting schedules less than three years, (i) any vested options will be exercisable for the lesser of 90 days after the date of termination or the expiration of the maximum stated term of the option, and (ii) all performance-based awards that were held by executive officer for less than 12 months will be forfeited and all performance-based awards held by executive officer for more than 12 months will time-vest on the date of termination, will be pro-rated based on the number of full months during the applicable performance period through the date of termination and will be earned at the lesser of target level or actual performance at the end of the performance period. For Mr. Owens only, all unvested options held by Mr. Owens on the date of the employment agreement with seven years’ vesting schedule will vest on the date of termination.

Upon termination of employment by reason of an executive’s retirement at age 65 or after (“normal retirement”), in addition to any accrued payments and benefits, the executive will receive an annual bonus for the year in which the termination of employment occurs based the greater of target or actual performance for the year, prorated to reflect the portion of the year elapsed prior to his termination of employment. “Normal retirement” generally means an employee aged 65 years or greater who has provided 90 days’ notice to the Company or a director aged 65 years or greater ceases service to the Company. In addition, all unvested equity-awards held by the executive shall continue to vest as if termination did not occur, all restrictions thereon shall lapse, and any performance-based awards shall be deemed to have been earned at actual performance as determined at the end of the applicable performance period. All equity awards that are options will be exercisable for their full remaining term under the applicable award agreement.

All severance payments are subject to the executive signing and not revoking a release of claims.

Estimated Termination Benefits

The following table sets forth cash payments upon termination or change in control using cash salaries and cash bonuses as of March 31, 2024 and assuming the termination event occurs on March 31, 2024.

Name	Payment Type	Termination for Cause	Termination without Cause or for Good Reason	Termination without Cause or for Good Reason upon or after a Change in Control (4)
Gary Owens	Cash Payment (1)	$-	$1,583,000	$3,166,000
	Equity (2)	-	6,186,603	7,164,442
	Benefits Continuation (3)	-	51,010	51,010
	TOTAL	-	7,820,613	10,381,452
John Sakys	Cash Payment (1)	-	746,000	1,492,000
	Equity (2)	-	704,583	1,018,574
	Benefits Continuation (3)	-	51,584	51,584
	TOTAL	-	1,502,167	2,562,158
Brian Archbold	Cash Payment (1)	-	647,000	1,294,000
	Equity (2)	-	549,694	793,342
	Benefits Continuation (3)	-	46,240	46,240
	TOTAL	-	1,242,934	2,133,582

(1)	This amount is based on the NEO’s salary as of March 31, 2024 and includes base salary continuation and cash bonus payout. Termination without cause or for good reason results in severance equal to 12 months of base salary and a bonus payout at target plus a pro-rata bonus for the year of termination based on the greater of actual or target performance. Upon termination after change in control, eligible executives receive 24 months of salary and 2 times target bonus, plus a pro-rata bonus for the year of termination based on the greater of actual or target performance.
(2)	If terminated without cause or for good reason, the executive receives the value of any vested awards, which is not an incremental benefit to the executive, as well as unvested equity awards that have an original vesting period greater than three years, and all equity awards that have a vesting period less than three years and are due to vest in the 12 months after the termination date. If terminated immediately before or within 24 months following a change in control, all unvested awards are immediately vested. The value of accelerating the unvested stock awards was calculated by multiplying the number of shares underlying the NEO’s unvested stock awards that were in-the-money at March 31, 2024 by the difference between the weighted average exercise price for awards in-the-money at March 31, 2024 and our closing price per share of $109.57on March 31, 2024 (the last trading day of the period). For the purposes of this calculation, PSUs are shown at actual measured performance achievement under the plan, and the TSR modifier is assumed to be achieved at +20% with respect to the fiscal year 2024 PSUs.
(3)	Benefits continuation is based on the actual company-paid amount of health benefits for the executive during the most recent fiscal year. Contractual benefits continuation extends for 24 months following termination.
(4)	Reflects amounts the executive may receive if both a change in control of Mesa occurs and the executive’s employment is terminated (other than for cause or by the executive for good reason). If the Termination occurs immediately prior to or within twenty-four (24) months following a Change of Control, all unvested equity awards will immediately become 100% vested, while all other terms, conditions and restrictions of the original grant and the respective equity plan(s) for both vested and unvested equity awards shall remain, including the period during which equity awards may be exercisable.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table presents information regarding options and rights outstanding under our equity compensation plans as of March 31, 2024. All options reflected are options to purchase common stock.

	(a) Number of Securities to be Issued upon Exercising of Outstanding Options and Rights (1)	(b) Weighted-Average Exercise Price of Outstanding Options and Rights (1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (2)
Equity Compensation Plan Approved by Security Holders	287,408	$181.89	372,953
Equity Compensation Plans Not Approved by Security Holders	None	N/A	None
Total	287,408	$181.89	372,953

(1)	Includes shares issuable in connection with awards with performance conditions, with the number of shares issuable dependent on our level of performance as measured against the performance criteria of the awards. We have accounted for the shares based on the current achievement of the performance criteria as of March 31, 2024. The weighted average exercise price in column (b) includes the weighted average exercise price of options only.
(2)	Includes 372,953 shares remaining available under the 2021 Equity Plan as amended. Each share underlying a full value award such as restricted stock units or performance share units counts as one share used against the total number of securities authorized under the plan.

PAY VERSUS PERFORMANCE

The disclosure in this section shall not be deemed to be incorporated by reference into any prior or subsequent filing by Mesa under the Securities Act of 1933 or the Exchange Act of 1934, except to the extent Mesa specifically incorporates it by reference therein.

Provided below is the Company’s “pay versus performance” disclosure as required pursuant to Item 402(v) of Regulation S-K promulgated under the Exchange Act.

Our Most Important Metrics Used for Linking Pay and Performance

As required by Item 402(v), below are the most important metrics our Committee used to link executive pay to performance for fiscal year 2024. Our stock price performance, as reflected by our absolute TSR, directly impacts the value of the equity compensation awards we grant to executive officers. Both of the other metrics below are used for purposes of determining payouts under either our executive annual cash incentive compensation program or our executive PSU program.

●	Revenues Growth
●	Adjusted Operating Income, or "AOI", as a percentage of total revenues
●	Organic Revenues Growth

Pay versus Performance Table

The table below shows compensation actually paid (as defined by the SEC in Item 402(v) of Regulation S-K) for our executives and our financial performance for the years shown in the table. For purposes of this discussion, our CEO is also referred to as our principal executive officer or “PEO” and our other Named Executive Officers are referred to as our “Non-PEO NEOs”:

					Value of Initial Fixed $100 Investment Based On:
Fiscal Year Ended March 31,	Summary Compensation Table Total for PEO(1)(2)	Compensation Actually Paid to PEO (1)(3)	Average Summary Compensation Table Total for Non-PEO NEOs(1)(2)	Average Compensation Actually Paid to Non-PEO NEOs (1)(3)	Total Shareholder Return (4)	Peer Group Total Shareholder Return (5)	Net Income (6)	Adjusted Operating Income (7)
2024	$5,435,566	$78,000	$1,782,956	$1,100,784	$49.22	$86.38	$(254,246,000)	$45,968,000
2023	$5,190,371	$(3,599,238)	$1,480,753	$544,787	$77.93	$117.40	$930,000	$44,679,000
2022	$18,076,981	$16,814,532	$1,452,226	$1,785,085	$113.28	$148.89	$1,871,000	$37,899,000
2021	$2,557,718	$9,554,025	$927,468	$2,393,032	$107.96	$174.90	$3,274,000	$36,139,000

(1)	NEOs included in these columns reflect the following individuals:
Year	PEO	Non-PEO NEos
2021	Gary Owens	John Sakys, Brian Archbold, and Greg DiNoia
2022	Gary Owens	John Sakys, Brian Archbold, and Greg DiNoia
2023	Gary Owens	John Sakys, Brian Archbold, and Greg DiNoia
2024	Gary Owens	John Sakys and Brian Archbold

(2)	Amounts reflect Summary Compensation Table Total Pay for our NEOs for each corresponding year.
(3)	Compensation Actually Paid (CAP) has been calculated based on the requirements and methodology set forth in the applicable SEC rules (Item 402(v) of Regulation S-K). The CAP calculation includes the end-of-year value of awards granted within the fiscal year, the change in fair value from prior year end of vested awards and the change in the fair value of unvested awards granted in prior years, regardless of if, when, or at which intrinsic value they will actually vest. To calculate CAP for FY24 the following amounts were deducted from and added to the total compensation number shown in the Summary Compensation Table (SCT):

Reconciliation of Summary Compensation Table Total to Compensation Actually Paid

	Fiscal Year
	2024		2023		2022		2021
	(For PEO)	(Average For Non-PEO NEOs)	(For PEO)	(Average For Non-PEO NEOs)	(For PEO)	(Average For Non-PEO NEOs)	(For PEO)	(Average For Non-PEO NEOs)
Summary Compensation Table Total	$5,435,566	$1,782,956	$5,190,371	$1,480,753	$18,076,981	$1,452,226	$2,557,718	$927,468
(Minus): Grant Date Fair Value of Equity Awards Granted in the Fiscal Year	(4,334,852)	(1,234,991)	(4,168,237)	(865,766)	(16,417,012)	(848,551)	(1,813,876)	(561,449)
(Minus): Change in Pension Value	-	-	-	-	-	-	-	-
Plus: Pension Service Cost and Associated Prior Service Cost	-	-	-	-	-	-	-	-
Plus: Fair Value at Fiscal Year End of Outstanding and Unvested Equity Awards Granted in the Fiscal Year	3,304,206	941,358	2,260,544	424,417	13,533,230	788,665	1,955,736	605,850
Plus/(Minus): Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years	(3,690,852)	(261,445)	(5,202,624)	(210,448)	555,610	159,474	6,731,343	1,436,656
Plus: Fair Value at Vesting of Equity Awards Granted and Vested in the Fiscal Year	-	-	-	45,816	-	-	-	-
Plus/(Minus): Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year	(636,068)	(127,094)	(1,679,292)	(329,985)	1,065,723	233,271	123,104	(15,493)
(Minus): Fair Value as of the Prior Fiscal Year End of Equity Awards Granted in Prior Fiscal Years that Failed to Meet Vesting Conditions in the Fiscal Year	-	-	-	-	-	-	-	-
Plus/(Minus): Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Reflected in Total Compensation	-	-	-	-	-	-	-	-
Compensation Actually Paid	$78,000	$1,100,784	$(3,599,238)	$544,787	$16,814,532	$1,785,085	$9,554,025	$2,393,032

For purposes of the above adjustments, the fair value of equity awards on the applicable date were determined in accordance with FASB’s ASC Topic 718, using valuation methodologies that are generally consistent with those used to determine the grant-date fair value for accounting purposes.

The table below contains ranges of assumptions used in the valuation of outstanding equity awards for the relevant fiscal year(s). For more information, please see the notes to our financial statements in our Annual Report on Form 10-K and the footnotes to the Summary Compensation Table of this proxy statement.

Fiscal Year FY24
Restricted Stock Units
Stock Price	$109.73 - $174.73
Performance Share Units
Financial Metric Multiplier	0% - 200%
TSR Realized Performance (Percentile)	10P
Volatility	46%
Risk-Free Interest Rate	4.5%
Stock Options
Expected Term (years)	0.5 – 3.5
Strike Price	$122.98 - $268.85
Volatility	38% - 51%
Dividend Yield	0.4% - 0.6%
Risk-Free Interest Rate	4.0% - 5.3%

(4)

Total Shareholder Return (TSR) represents the cumulative return on a fixed investment of $100 in the Company’s common stock, for the period beginning on the last trading day of fiscal year 2021 through the end of the applicable fiscal year, assuming reinvestment of dividends.

(5)

Peer Group Total Shareholder Return represents the cumulative return on a fixed investment of $100 of the 2024 CD&A peer group for the period beginning on the last trading day of fiscal year 2021 through the end of the applicable fiscal year, assuming reinvestment of dividends. Three peers from the prior CD&A peer groups, Cardiovasular Systems, Inc., Heksa Corporation, and Meridian Bioscience, Inc. were acquired during the period and, as a result, are omitted from the peer group. The following companies were added to the peer group for 2024 as the company included additional peers in their compensation benchmarking:

o	Adaptive Biotechnologies Corporation
o	Artivion
o	BioLife Solutions
o	Codexis
o	Cytek Biosciences
o	Harvard Bioscience
o	Inogen
o	Maravai LifeSciences Holdings
o	Quanterix Corporation
o	NW Wind Down Co. (Formerly Nanostring Technologies)

The following table presents the current peer group and pro-forma TSR excluding these added companies.

	Value of Initial Fixed $100 Investment Based On:
Fiscal Year Ended March 31,	MLAB Total Shareholder Return	As Reported	Excluding New Peers
2024	$49.22	$86.38	$124.39
2023	$77.93	$89.38	$119.69
2022	$113.28	$134.31	$150.62
2021	$107.96	$188.25	$195.56

(6)	The dollar amounts reported represent the net income reflected in the Company’s audited financial statements for the applicable year.
(7)	The Company's adjusted operating income, a non-GAAP measure. See Appendix A.

Compensation Actually Paid and Company TSR

The graph below describes the relationship between compensation actually paid to Mr. Owens and the average compensation actually paid to the Company’s other NEOs to the Company’s TSR over the three-year period from March 31, 2020 until March 31, 2024, assuming an initial investment of $100 on March 31, 2020. As the graph shows, this relationship is generally aligned in large part because a significant portion of the compensation actually paid to the Company’s NEOs is in the form of equity awards, the value of which is impacted by the stock price changes.

Compensation Actually Paid and GAAP Net Income

The graph below shows the relationship between compensation actually paid to Mr. Owens and the average compensation actually paid to the Company’s other NEOs to the Company’s GAAP net income for the three years presented in the Pay versus Performance Table. Mesa does not use net income as a performance measure in its executive compensation program.

Compensation Actually Paid and Adjusted Operating Income

The graph below shows the relationship between compensation actually paid to Mr. Owens and the average compensation actually paid to the Company’s other NEOs to the Company’s adjusted operating income for the three years presented in the Pay versus Performance Table. As described above, adjusted operating income is defined as the Company’s total operating income reported under U.S. GAAP, adjusted to exclude amortization of intangible assets acquired in a business combination, stock-based compensation expense, and any impairment expense. While the Company uses other financial and non-financial performance measures in its compensation programs, Mesa has determined that adjusted operating income is the most important performance measure used to link compensation actually paid to the Company’s NEOs for fiscal year 2024 to Company performance.

Pay Ratio Disclosure

Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to provide the ratio of the annual total compensation of Mr. Owens, to the annual total compensation of the median employee of the Company (the “Pay Ratio Disclosure”).

For fiscal year 2024, the total annual compensation of the median employee of the Company and its subsidiaries (other than the Chief Executive Officer) was $79,653. Based upon the total compensation for fiscal year 2024 reported for Mr. Owens in the Summary Compensation Table above, our ratio of CEO to median employee pay was 68 to 1.

For our fiscal year 2024 ratio, we determined the median compensated employee based on salary, bonus plan, and grant date fair value of stock options and RSUs granted during the fiscal year for all our employees except Mr. Owens as of March 31, 2024. We annualized this compensation for employees who did not work the entire year, except for employees designated as temporary.

ABOUT THE MEETING - FAQ

Why did I receive these proxy materials?

Beginning on or shortly after July 19, 2024, this Proxy Statement is being mailed to those who were shareholders of record as of the Record Date, as part of the Board’s solicitation of proxies for Mesa’s Annual Meeting and any postponements or adjournments thereof. This Proxy Statement and the 2024 Annual Report, both of which have been made available to shareholders eligible to vote at the Annual Meeting, contain information that the Board believes offers an informed view of Mesa and the matters to be considered at the Annual Meeting.

What is the Notice of Availability of Proxy Materials that I received in the mail instead of a full set of proxy materials?

As in past years, we are pleased to be using the SEC rule that allows companies to furnish their proxy materials over the Internet, instead of mailing printed copies of those materials to all shareholders. Consequently, most shareholders will not receive paper copies of our proxy materials. These shareholders will instead receive a “Notice of Internet Availability of Proxy Materials” with instructions for accessing our proxy materials, including our Proxy Statement and 2024 Annual Report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how stockholders can obtain a paper copy of our proxy materials if they so choose. We believe this process will expedite shareholders’ receipt of proxy materials, lower the costs of our Annual Meeting and conserve natural resources. If you previously elected to receive our proxy materials electronically, these materials will continue to be sent via email unless you change your election. Shareholders who have elected to receive the proxy materials electronically will be receiving an email on or about July 19, 2024, with information on how to access the proxy materials and instructions for voting.

What is being considered at the meeting?

You will be voting on the following matters:

1. Election of seven director nominees named in this Proxy Statement for a term of one year;

2. Ratification of the selection by our Audit Committee of RSM US LLP to serve as our independent registered public accounting firm for the fiscal year ending March 31, 2025; and

3. An advisory vote on executive compensation.

Who is entitled to vote at the meeting?

You are entitled to vote at the Annual Meeting if you owned shares of Mesa common stock as of the Record Date. Each share of stock is entitled to one vote.

How does the Board recommend I vote on each of the proposals?

The Board unanimously recommends that you vote as follows:

"For"	the election of each of the seven directors listed in this Proxy Statement (Proposal 1)
"For"	the proposal to ratify the appointment of RSM US LLP (Proposal 2)
"For"	the non-binding, advisory vote on the Company's named executive officers' compensation (Proposal 3)

A proxy, when executed and not revoked, will be voted in accordance with the instructions thereon. In the absence of specific instructions, proxies will be voted by the person named in the proxy in accordance with the recommendations of the Board on all matters presented in this Proxy Statement and as they may determine in their best judgment with respect to any other matters properly presented for a vote at the Annual Meeting.

Can a shareholder raise other business at the Annual Meeting?

Under our governing documents, no other business may be raised by shareholders at the Annual Meeting unless proper and timely notice has been given to us by the shareholders seeking to bring such business before the Annual Meeting. As of the date of this Proxy Statement, the Board knows of no business other than that set forth above to be transacted at the Annual Meeting, but if other matters requiring a vote do arise, it is the intention of the persons named on the proxy card, to whom you are granting your proxy and to whom such proxy confers discretionary authority to vote on any unanticipated matters, to vote in accordance with their best judgment on such matters.

Where will the Annual Meeting be held?

We will hold the Annual Meeting in person at our offices at 12100 West Sixth Avenue, Lakewood, CO 80228.

How do I vote?

Shareholders of record: All shareholders of record as of the record date may vote by written proxy card or in person at the Annual Meeting. Joint owners must each sign the proxy card. All shareholders of record may also vote by touchtone telephone using the toll-free telephone number on the notice or proxy card, or through the internet using the procedures and instructions described on the Notice of Internet Availability of Proxy Materials. In any case, your shares will be voted at the Annual Meeting in the manner you direct.

Beneficial Owners: If your shares are held on your behalf by a broker, bank or other nominee, you are considered a beneficial owner of shares rather than a shareholder of record. If you were a beneficial owner at the close of business on the Record Date, please check the voting instruction card provided by your broker, bank or other nominee to see what voting options are available and the procedures to be followed. You may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from your broker, bank, or other nominee who is the stockholder of record with respect to your shares.

Broker Non-Votes:  A “broker non-vote” occurs when a broker, bank or nominee (collectively, a “nominee”) holding Mesa shares for a beneficial owner returns a properly executed or otherwise submitted proxy but has not received voting instructions from the beneficial owner, and the nominee does not possess discretionary authority on one or more proposals with respect to such shares. A nominee is not allowed to exercise its voting discretion with respect to the approval of matters which are considered “non-routine” under applicable rules without specific instructions from the beneficial owner. Proposals 1 and 3 are considered non-routine, and Proposal 2 is considered routine. Accordingly, your nominee will not be entitled to vote your shares on Proposal 1 or 3 unless you provide instructions on how to vote by filling out the voter instruction form sent to you by the nominee with this Proxy Statement, but your nominee will be entitled to vote your shares on Proposal 2 without such instructions.

Can I change my mind after I return my proxy?

Yes, you may change your mind at any time before the vote is taken at the meeting. You may revoke or change a previously delivered proxy at any time before the Annual Meeting by delivering another proxy card with a later date, by voting again via the Internet or by telephone, or by delivering written notice of revocation of your proxy to Mesa’s Secretary at our principal executive offices before the beginning of the Annual Meeting. You may also revoke your proxy by attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If you are a beneficial owner, you must contact the broker, bank or other nominee that holds your shares of record to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting in person at the Annual Meeting if you obtain a legal proxy as described above.

What if I return my proxy card but do not include voting instructions?

If you sign and return a proxy card, but do not include voting instructions, your shares will be voted as follows:

●	“FOR” the election of the director nominees listed in this Proxy Statement (Proposal 1);
●	“FOR” the proposal to ratify the appointment of RSM US LLP as the independent registered public accounting firm to the Company for the fiscal year ending March 31, 2025 (Proposal 2);
●	“FOR” the non-binding proposal to approve the compensation of the Company’s named executive officers (Proposal 3);
●	in the discretion of the proxy holders as to any other matters that may properly come before the Annual Meeting or any postponement or adjournment thereof.

How many votes must be present to hold the meeting?

Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person or if you properly submit your proxy. In order for us to conduct our meeting, the holders of a majority of our outstanding shares of common stock as of the Record Date must be present at the meeting. This is referred to as a quorum. As of the Record Date, there were 5,409,163 shares of common stock outstanding and entitled to vote.

What vote is required to elect directors (Proposal 1)?

Directors are elected by a plurality of the votes cast, assuming a quorum is present, so the seven director nominees receiving the most votes will be elected. You may vote “FOR” up to seven nominees to the Board, or you may “WITHHOLD” authority with respect to all nominees or one or more nominees. Votes to withhold and broker non-votes will have no effect on the outcome of this vote.

What vote is required to ratify the selection by our Audit Committee of RSM US LLP as our independent registered public accounting firm (Proposal 2)?

The affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote on this proposal will be required for approval, assuming at the presence of a quorum. An abstention will count as present for the purposes of determining the presence of a quorum but will have the effect of a vote against the proposal. Because this is a routine matter, there will be no broker non-votes with respect to this proposal.

What vote is required to approve the advisory proposal on executive compensation (Proposal 3)?

Approval of the advisory proposal on executive compensation requires the affirmative vote of the majority of shares represented at the meeting and entitled to vote, assuming a quorum is present. An abstention will count as present for the purposes of determining the presence of a quorum but will have the effect of a vote against the proposal. Broker non-votes will have no effect on the outcome of this proposal. Because this vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board recognizes that certain transactions, arrangements, and relationships between us, on the one hand, and members of the Board, our executive officers and/or holders of 5% or more of our voting securities (collectively, “related persons”), on the other hand, present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof), compared to transactions between us and unaffiliated third parties. Accordingly, the charter of the Audit Committee provides that the committee shall review and approve all related party transactions. During fiscal year 2024, there were no transactions, arrangements or relationships required to be disclosed under Item 404 of SEC Regulation S-K, which generally applies to transactions in which the Company is a participant, any related person is a party, and the amount involved exceeds $120,000.

PROPOSALS OF SHAREHOLDERS

Shareholders who wish to present proposals for inclusion in our proxy materials for the 2025 annual meeting of shareholders may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. To be timely, a shareholder’s notice shall be delivered to the Secretary of the Company at the principal executive offices of the Company not later than March 21, 2025.

If a shareholder wishes to present a proposal or nominate a candidate for director at the Company’s 2025 annual meeting of shareholders and the proposal or nomination is not intended to be included in the Company’s proxy statement relating to the 2025 annual meeting, the shareholder must give advance notice to the Company within the time periods set forth in the Bylaws and must comply with the other requirements set forth in the Bylaws . Subject to certain exceptions, to be timely under the Bylaws, a proposal must be received no fewer than 80, and no more than 90, days prior to the first anniversary of the prior year’s annual meeting of shareholders, or, in the case of the 2025 annual meeting of shareholders, between June 2, 2025 and June 11, 2025.

HOUSEHOLDING OF PROXIES

Under rules adopted by the SEC, we are permitted to deliver a single copy of the proxy materials to any household at which two or more shareholders reside if we believe the shareholders are members of the same family. This process, called “householding,” allows us to reduce the number of copies of these materials we must print and mail. Even if householding is used, each shareholder will continue to be entitled to submit a separate proxy or voting instructions.

The Company is not householding this year for those shareholders who own their common shares directly in their own name. If you share the same last name and address with another Mesa shareholder who also holds their common shares directly, and you would each like to start householding for the proxy materials, please contact us at 303-987-8000.

Some banks, brokers or nominees who hold common shares on behalf of shareholders may be participating in the practice of householding the proxy materials for those shareholders. If your household receives a single copy of the proxy materials, but you would like to receive your own copy, please contact us as stated above, and we will promptly send you a copy. If a bank, broker or nominee holds common shares on your behalf and you share the same last name and address with another shareholder for whom a bank, broker or nominee holds common shares, and together, both shareholders would like to receive only a single set of the Company’s proxy materials, please contact your bank, broker or nominee as described in the voter instruction card or other information you received from your bank, broker or nominee.

If you consent to householding, your election will remain in effect until you revoke it. Should you later revoke your consent, you will be sent separate copies of those documents that are mailed at least 30 days or more after receipt of your revocation.

SOLICITATIONS OF PROXIES

Our Board is soliciting the proxy included with this Proxy Statement for use at the Annual Meeting. We will pay the expenses of soliciting proxies for the Annual Meeting. After the mailing of the proxy cards and other soliciting materials, we and/or our agents, including our directors, officers or employees, may also solicit proxies by mail, telephone, facsimile, email or in person. Additionally, we will request that brokers, custodians, nominees and other record holders of our common stock forward copies of the proxy cards and other soliciting materials to persons for whom they hold common stock and request authority for the exercise of proxies. We will reimburse the recordholders for their reasonable expenses if they ask us to do so. Our directors, officers and employees will not receive any additional compensation for any soliciting efforts in which they may be engaged.

ANNUAL REPORT

The 2024 Annual Report, including audited consolidated financial statements for fiscal year 2024 are available on our website at https://investors.mesalabs.com/financials.

OTHER BUSINESS

Management is not aware of any other matters which are to be presented at the Annual Meeting, nor has it been advised that other persons will present any such matters. However, if other matters properly come before the meeting, the individual named in the accompanying proxy shall vote on such matters in accordance with his or her best judgment.

INCORPORATION BY REFERENCE

To the extent that this proxy statement is incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this Proxy Statement entitled “Compensation Committee Report” and “Audit Committee Report” (to the extent permitted by SEC rules) will not be deemed incorporated, unless specifically provided otherwise in such filing.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

UPON WRITTEN REQUEST, WE WILL PROVIDE, WITHOUT CHARGE, A COPY OF OUR 2024 ANNUAL REPORT TO EACH SHAREHOLDER OF RECORD OR TO EACH SHAREHOLDER WHO OWNED OUR COMMON STOCK LISTED IN THE NAME OF A BANK, BROKER OR NOMINEE, AT THE CLOSE OF BUSINESS ON THE RECORD DATE. ANY REQUEST BY A SHAREHOLDER FOR OUR 2024 ANNUAL REPORT SHOULD BE MAILED TO OUR SECRETARY, MESA LABORATORIES, INC., 12100 WEST SIXTH AVENUE, LAKEWOOD, COLORADO 80228.

The above Notice and Proxy Statement are sent by order of the Board of Directors.

/s/ Gary M. Owens

July 19, 2024

Gary M. Owens

Chief Executive Officer

Appendix A

Appendix A

   RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

As described in more detail in the Compensation Discussion and Analysis section of the Proxy Statement, the 2024 annual cash incentive awards paid to the Company’s named executive officers were based in part on the Company’s 2024 performance with respect to Adjusted Operating Income, a non-GAAP financial measure. Set forth below is a reconciliation of this metric to the comparable GAAP financial measure, based on the Company’s actual 2024 performance.

($ in thousands)

	Year Ended March 31,
	2024	2023	2022	2021	2020
Operating income (loss)	$(272,075)	$3,320	$4,702	$12,358	$7,923
Amortization of intangible assets acquired in a business combination	27,341	28,821	21,806	14,513	10,637
Depreciation of long-lived assets	4,233	4,313	3,262	2,959	2,234
Stock-based compensation	11,936	12,538	11,391	9,268	5,525
Impairment losses on goodwill and finite-lived intangible assets	274,533	-	-	-	276
Adjusted Operating Income (non-GAAP)	$45,968	$48,992	$41,161	$39,098	$26,595

Note: the above reconciliation of adjusted operating income is calculated according to Mesa's definition beginning in the fourth quarter of fiscal year 2024. Prior to the fourth quarter of fiscal year 2024, depreciation expense was not added back to GAAP operating income (loss) to arrive at adjusted operating income. Compensation plans designed in fiscal years 2024 and prior use adjusted operating income without depreciation expense added back to GAAP operating income (loss).

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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS OF

MESA LABORATORIES, INC.

TO BE HELD Friday, August 30, 2024

The undersigned hereby appoints Gary M. Owens as the lawful agent and proxy (the “Proxy”) of the undersigned (with all powers the undersigned would possess if personally present, including full power of substitution), and hereby authorizes the Proxy to represent and to vote, as designated below, all the shares of common stock of Mesa Laboratories, Inc. held by the undersigned as of the close of business on July 9, 2024 (the “Record Date”) at the Annual Meeting of Shareholders to be held on Friday, August 30, 2024, or any adjournment or postponement thereof.

The Board of Directors recommends that you vote FOR the director candidates named below:

1. ELECTION OF DIRECTORS

FOR all nominees listed below	WITHHOLD AUTHORITY
(except as marked to the contrary below)	(to vote for all nominees listed below)

J. Alltoft	S. Ladiwala	S. Hall	T. Tripeny	G. Owens	J. Sullivan	M. Capone

(INSTRUCTION: To withhold authority to vote for any nominee(s), write the name(s) of such nominee on the space provided below.)

The Board of Directors recommends that you vote FOR Proposals 2 and 3:

2. To ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for the year ending March 31, 2025.

FOR	AGAINST	ABSTAIN

3. To approve, on an advisory basis, the Company's named executive officer compensation.

FOR	AGAINST	ABSTAIN

In his or her discretion, the Proxy is authorized to vote upon any matters which may properly come before the meeting, or any adjournment or postponement thereof.

It is understood that when properly executed, this proxy will be voted in the manner directed herein by the undersigned shareholder. IF NO CHOICE IS SPECIFIED BY THE SHAREHOLDER, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

The undersigned hereby revokes all previous proxies relating to the shares covered hereby and confirms all that said Proxy or any substitute thereof may do by virtue hereof.

Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Dated: ____________________	___________________________________ Signature ___________________________________ Signature if held jointly PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

PLEASE CHECK THIS BOX IF YOU INTEND TO BE PRESENT AT THE MEETING

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